EXHIBIT 99.1

BUSINESS

Company Overview

NRx is a clinical-stage pharmaceutical company which develops, through its wholly-owned operating subsidiaries, NeuroRx, Inc., a Delaware corporation and NeuroRx 2015 LTD, an Israeli corporation, novel therapeutics for the treatment of central nervous system disorders and life-threatening pulmonary diseases. We are developing four pharmaceutical products as shown below: NRX-100 and NRX-101, awarded the Breakthrough Therapy designation by the FDA for treatment of suicidal bipolar depression and PTSD; ZYESAMITM (aviptadil acetate), an FDA Fast Track-designated, investigational, pre-commercial drug for COVID-19 related respiratory failure; and BriLife™, a live-virus vaccine targeting SARS-CoV-2 wild type and variant infections to prevent COVID-19.

NRx Products in Development

NRX-101 has demonstrated a statistically-significant reduction in depression and suicidality in a randomized trial against an active comparator (lurasidone) and has been awarded FDA Breakthrough Therapy Designation, a Special Protocol Agreement and a Biomarker Letter of Support.

ZYESAMI, as a sterile liquid for intravenous use has demonstrated a statistically-significant reduction in mortality compared to placebo in patients with critical COVID-19 and respiratory failure using the statistical methodology agreed in advance with FDA, which controls for differences in baseline severity of disease (if one does not control for baseline severity, a numerical but not statistically-significant advantage is seen). ZYESAMI™ has been approved for Emergency Use by the Nation of Georgia with pending applications in surrounding Caucasus nations and has been submitted for EUA to the FDA where it is currently awaiting a regulatory decision. Applications to other regulatory authorities worldwide are in process. Additional Phase III trials of ZYESAMI™ are now being conducted by the US National Institutes of Health (NIH) and by an entity funded by BARDA.

The BriLife vaccine has demonstrated a statistically-significant increase in COVID-neutralizing antibody - a sign of immunity to SARS-CoV-2 - compared to placebo in Phase 2a trials conducted in Israel and is currently completing Phase 2b dose-ranging trials in Israel and Georgia.

History of our development of NRX-100/101 for suicidal depression and post-traumatic stress disorder

NRx was founded in 2015 by Drs. Jonathan and Daniel Javitt in order to develop drugs to treat psychiatric disorders based on Daniel Javitt’s discovery of a synergistic effect when NMDA antagonists are combined with inhibitors of the brain’s 5-HT2A receptor (e.g., SSRI antidepressants and atypical antipsychotic drugs). This synergy has now been demonstrated in both laboratory rodent behavioral experiments and in multiple Phase 2 clinical trials.

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Dr. Daniel Javitt observed that when patients with depression were treated with DCS, an NMDA antagonist, they manifested increased antidepressant effect, but did not exhibit the hallucinations and other NMDA effects previously reported with DCS. He further observed that the DCS appeared to blunt the antidepressant side effects (akathisia) common to all known serotonin-targeted anti-depressants.

These discoveries support NRX-101, the first investigational oral antidepressant to be granted Breakthrough Therapy designation and a Special Protocol Agreement by the FDA for Severe Bipolar Depression in Patients with Acute Suicidal Ideation & Behavior. We are concentrated on the research, development and commercialization of this and other products for the treatment of patients suffering from suicidal ideation in the setting of bipolar depression and major depressive disorder (“MDD”) as well as PTSD and obsessive compulsive disorder. Drugs that inhibit the brain’s NMDA receptor have been explored for the treatment of the above conditions since the finding that ketamine has potent effects in reducing depressive and suicidal ideation. However, attempts by other drug manufacturers to use NMDA-inhibiting drugs for this purpose have been limited by neurotoxicity, hallucinations, habituation (i.e., addictive properties), blood pressure elevations, and lack of oral bioavailability.

This synergy is the key discovery underlying the patent portfolio described below. The side effects of NMDA drug are blocked by the 5-HT2A drug and, in turn, the NMDA component blocks akathisia, a known side effect of 5-HT2A-blocking drugs which is known to predispose to suicide. This dual-targeted approach, to our knowledge is the basis of our worldwide patent portfolio, which currently encompasses 40+ filed patent applications, and 30+ issued patents in multiple jurisdictions covering both Compositions of Matter and Methods of Use. The relevant patents and patent applications in this portfolio are either owned by NRx, exclusively licensed to NRx by Glytech, a Delaware limited liability corporation solely owned by Dr. Daniel Javitt (the “Glytech License”), or licensed to NRx by Sarah Herzog Memorial Hospital Ezrat Nashim (“SHMH”), a non-profit organization organized under the laws of the State of Israel (the “SHMH License”).

Patents under the Glytech License, which cover compositions of matter (including NRX-101 and pipeline therapeutic candidates) and methods of use (including methods of using NRX-101 in treatment of bipolar depression with suicidal ideation and in treating PTSD) have been granted in the U.S., Europe (including validation in 18 members of the European Patent Convention), Japan, Australia and China. Additional patent applications under the Glytech License (covering compositions of matter and methods of use of pipeline therapeutic candidates, and methods of use of NRX-101 in treating additional depressive disorders) are pending in each of these countries as well as in Canada. Assuming all maintenance fees are timely paid in each jurisdiction and that the patents are not held invalid or unenforceable by a court or patent office, the patents licensed to NRx by Glytech will expire in each jurisdiction in which they have been granted in 2033 (for the base NRX-101 patents) and 2038 (for the PTSD treatment patents). See “Summary of NRx Material In-licensing Obligations - NRX-100/101 - Glytech Development and License Agreement” for more information.

Patents under the SHMH License, which cover compositions of matter that may represent pipeline therapeutic candidates for NRx, and methods of use of such compositions in treating certain depressive disorders, have been granted in the U.S. and Europe with additional patent applications covering similar subject matter pending in these countries and in Israel and Canada. Assuming all maintenance fees are timely paid in each jurisdiction and that the patents are not held invalid or unenforceable by a court or patent office, the patents licensed to NRx by SHMH will expire in each jurisdiction in which they have been granted in 2032. See “Summary of NRx Material In-licensing Obligations - NRX-100/101 - Sarah Herzog Memorial Hospital License Agreement” for more information.

History of ZYESAMI Development

We completed a Phase 3 clinical trial and submitted an EUA with the FDA on May 31, 2021 of ZYESAMI to treat COVID-19, a life-threatening respiratory condition, and are in Phase 3 clinical development of drug products to treat life-threatening central nervous system conditions. The respiratory product class of products to market is based upon the neuropeptide VIP that is secreted by neuroendocrine cells throughout the body, and is concentrated in the human lung and brain. VIP showed promise for treating Acute Respiratory Distress Syndrome (“ARDS”) in 2005 and became uniquely important in 2020 when it was demonstrated to have potential to treat COVID-19.

Aviptadil is the generic name for synthetically-manufactured VIP, as distinct from the natural peptide. Our first VIP-derived product - ZYESAMI (a reformulation of RLF-100), our COVID-19 drug - was awarded Fast Track

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designation by the FDA in June 2020 and admitted to the Coronavirus Treatment Acceleration Program. The term “VIP” should be interpreted as referring to the natural peptide produced in the human body, while the terms “aviptadil” and “ZYESAMI” refer to our drug substance (i.e., active pharmaceutical ingredient) and drug product, respectively. We have completed a Phase IIb/III randomized controlled trial of ZYESAMI vs. placebo (NCT 04311697), conducted under FDA Fast Track designation. The Phase IIb/III trial enrolled 196 patients and the last patient completed 60 days of observation on February 24, 2021. Across all patients and sites, ZYESAMI met the primary prespecified endpoint for “alive and free of respiratory failure” at day 60 (P = .02) when adjusting for ventilation status and treatment site, and demonstrated a statistically significant increase in odds of survival through day 60, whether or not the participant was fully recovered (P = <.01). The statistical analysis plan submitted to the FDA prior to commencement of the study specified that statistical regression analysis would be used to make such adjustments. With adjustment for baseline severity as agreed upon with the FDA prior to the study but without adjustment for treatment site, there is a statistically significant two-fold increased odds of survival seen in patients treated with ZYESAMI at 60 days compared to those treated with placebo (P<.05).

Morbidity and mortality in COVID-19 is widely believed to be associated with release of inflammatory cytokines, particularly interleukine 6 (IL-6). Across all patients and sites of care in our study, those treated with placebo showed a ten-fold increase in blood IL-6 levels within 7 days of treatment, while those treated with ZYESAMI showed a 2-fold increase (P<.02). Preventing this rise in IL-6 was statistically correlated with improved survival in ZYESAMI-treated patients (P<.0001).

To our knowledge, ZYESAMI is the first COVID-19 therapeutic to achieve these results in a randomized, double-blind multicenter trial. Although these results do not provide a guarantee that ZYESAMI will be deemed to be safe or effective for the treatment of COVID-19 and extensive clinical testing and regulatory approval will be required before ZYESAMI can commonly be prescribed for the treatment of COVID-19, on the basis of these findings, we applied for EUA with the FDA on May 31, 2021, and plan to apply for Breakthrough Therapy Designation and to submit an application for an NDA. Additional trials are being conducted via the NIH-sponsored ACTIV3 program and the I-SPY program.

ZYESAMI is named for Professor Sami Said, Distinguished Professor at the State University of New York at Stony Brook, who discovered VIP in 1970 and published more than 370 peer-reviewed studies on its effects. Its potential effectiveness in COVID-19 is based on the principle that the coronavirus specifically invades the Alveolar Type II cell of the pulmonary (lung) epithelium, where it blocks surfactant production, replicates into millions of virus particles, unleashes inflammatory cytokines, causes cell death type, and shuts down production of surfactant, which is the fluid that lines the lung and allows oxygen to pass from the air to the blood. ZYESAMI is shown in preclinical laboratory experiments at the Oswaldo Cruz Institute (Rio de Janeiro, Brazil) to increase the production of surfactant, block replication of the SARS-CoV-2 coronavirus in human lung cells, block cytokine production, and block lung cell death (cytopathy). VIP is shown to have important potential effects in the treatment of other lung diseases including Chronic Obstructive Pulmonary Disease (“COPD”), Sarcoidosis, asthma/allergy, and Chronic Respiratory Inflammation Syndrome. We intend to research the use of VIP in these and other conditions in the future. VIP is also known to be active in the brain and we plan to explore its potential use in the treatment of Huntington’s Disease, Multiple Sclerosis, and other CNS diseases if an appropriate mechanism of CNS delivery can be developed.

Our involvement with aviptadil began on March 4, 2021 when Relief Therapeutics approached our Chief Executive Officer Jonathan Javitt and asked him to develop an aviptadil formulation based on archival data, including an FDA IND license (52,088). The discovery of aviptadil (synthetic VIP) in treating lung disorders was made by Professor Said in the 1970s and was demonstrated in a Phase I clinical trial of VIP. Relief Therapeutics’ board nominated Jonathan Javitt to serve as Vice Chairman of Relief Therapeutics and voted to award Jonathan Javitt a 10% equity interest in Relief Therapeutics. The FDA rejected the use of 52,088 on the grounds that the IND was an investigator-sponsored IND owned by Stony Brook University and canceled by FDA in 2014 after the death of the IND Principal Investigator, Professor Said). No other IND for aviptadil was in force in any jurisdiction and it was learned that the predecessor of Relief Therapeutics had applied for and not been granted an IND for human use of aviptadil on multiple other occasions.

With the agreement of Relief Therapeutics, NeuroRx submitted an FDA compliant IND 149,152 to FDA on March 24, 2020 and was issued a “Study May Proceed” letter by FDA on March 28, 2020. The companies agreed to

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an initial framework for cooperation under which Relief Therapeutics would fund all development costs related to aviptadil and NeuroRx would be granted an additional 20% of the equity in Relief Therapeutics. This offer was submitted to us in various term sheets by the Chairman of Relief Therapeutics. Additionally, NeuroRx and Relief Therapeutics agreed to various divisions of profits from sales of aviptadil, conditional upon Relief Therapeutics’ funding of the development. Over the subsequent months, NeuroRx learned that the management of Relief Therapeutics did not have the corporate authority to issue the shares in Relief Therapeutics that had been proffered. Relief Therapeutics then proposed various business combinations under which NRx would own a majority share of the surviving corporation. Although one such combination was ratified by the boards of Relief Therapeutics and NeuroRx awarding NeuroRx 55% of the surviving corporation, the board of Relief Therapeutics never presented the agreement to the shareholders of Relief Therapeutics for consideration. Jonathan Javitt additionally requested that Relief Therapeutics update its disclosure related to the intellectual property underlying aviptadil, which Relief Therapeutics rejected. At that point, Jonathan Javitt advised Relief Therapeutics that he would not join the board of Relief Therapeutics or to serve as the Vice Chairman of Relief Therapeutics.

In addition, in September 2021, NeuroRx and Relief Therapeutics agreed to collaborate as separate companies under a structure where Relief Therapeutics had the right to fund all development costs related to aviptadil for respiratory diseases in exchange for a predetermined division of profits and NeuroRx had the right to continue its development program with other investor funds should Relief Therapeutics not provide funding. The agreement recognizes ownership by NRx of all intellectual property developed by or licensed by NRx with Relief Therapeutics advised its investors in various annual reports issued in 2020 and earlier that it had formulated aviptadil as a human drug and had “1 million doses” available to treat patients. In the course of development, NeuroRx learned that there was no stable formulation of aviptadil and began developing the intravenous formulation with manufacturing records submitted to and reviewed by FDA.

We reported to Relief Therapeutics in December 2020 that the formulation data provided by Relief Therapeutics could not be replicated and that a new formulation and manufacturing method was required. Moreover, we were warned by a former Relief Therapeutics declined to fund the costs of developing a stable formulation of aviptadil, which NRx proceeded to do with funding from other investors under the tradename ZYESAMI, named for Professor Sami Said. In May 2021, Relief Therapeutics advised its shareholders that Relief Therapeutics was aware of the stability problems with its formulation at the time it signed the September 2020 collaboration agreement.

ZYESAMI is not currently covered by any US or international patent. US Patent 8178489B2 and foreign counterparts does not apply to ZYESAMI because it covers only formulations of aviptadil that are formulated in a buffer. Laboratory evidence suggests that VIP (aviptadil) aggregates and may be inactivated by known buffers. We are engaged in a discovery process to extend the stability of ZYESAMI and has made certain discoveries that may lead to future patent filings and which may or may not lead to allowed patent claims. In the event that no patent protection is granted covering the formulation of ZYESAMI, if the drug is approved by FDA, it is anticipated to receive at least five (5) years of data exclusivity from the FDA under what is commonly known as “paragraph 4” protections. Should no patents be granted by the end of this data exclusivity period, competitors may be able to market generic versions of ZYESAMI.

In addition to its licensed patent portfolio, we own five trademark applications that are currently pending in the US Trademark Office, seeking to register the following marks:

●	CYCLURAD™

●	SAMIVIP™

●	SAMIVIR™

●	SAMIAIR™

●	ZYESAMI™

In addition, NRx Pharmaceuticals has the exclusive worldwide license for the use of the BriLife™ mark.

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The application to register CYCLURAD was filed on December 26, 2017, in International Class 5, for pharmaceutical preparations for treating depression (such as NRX-101). It was allowed by the US Trademark Office on July 10, 2018, and is currently in its fifth extension of time for filing of a Statement of Use.

The application to register SAMIVIP was filed on April 17, 2020, in International Class 5, for pharmaceutical preparations for treating viral and other diseases and disorders (such as aviptadil). It was allowed by the US Trademark Office on October 13, 2020. A Statement of Use was not filed in this matter by the deadline of April 13, 2020, and the application was refiled in the US Trademark Office on May 6, 2021, and it has been restored to pending status.

The application to register SAMIVIR was filed on August 2, 2020, in International Class 5, for pharmaceutical preparations for treating viral and other diseases and disorders (such as aviptadil). It was allowed by the US Trademark Office on February 23, 2021, and a Statement of Use is due for filing in the US Trademark Office by August 23, 2021.

The application to register SAMIAIR was filed on September 14, 2020, in International Class 5, for pharmaceutical preparations for treating viral and other diseases and disorders (such as aviptadil). It was allowed by the US Trademark Office on February 23, 2021, and a Statement of Use is due for filing in the US Trademark Office by August 23, 2021.

The application to register ZYESAMI was filed on November 10, 2020, in International Class 5, for pharmaceutical preparations for treating viral and other diseases and disorders (such as aviptadil). It is currently undergoing examination in the US Trademark Office.

We believe our products are urgently needed by patients because no current serotonin-targeted antidepressant (such as SSRI drugs) or atypical antipsychotic (e.g., the D2/5HT2A drugs) has been shown to decrease suicidal ideation in patients with bipolar depression, MDD, or PTSD. Moreover, all drugs in these classes bear an FDA-mandated warning regarding increased risk of suicide in vulnerable patients. Ketamine has been shown to decrease suicidal ideation because of its NMDA-blocking properties, but is known to be hallucinogenic, addictive, potentially neurotoxic, and not administrable by mouth. Management is not aware of Ketamine being developed for bipolar depression by any commercial sponsor in the U.S. Accordingly, the only FDA-approved therapy for patients with suicidal bipolar depression remains electroconvulsive therapy, a treatment that is known to be effective, but to have a large number of serious side effects.

We have commenced a pivotal Phase IIb/III clinical trial under an FDA Special Protocol Agreement of our lead product candidate, NRX-101. Analysis of our first Phase II study, the STABIL-B trial, showed a statistically significant reduction in depression (P=0.03) and suicidal ideation (P=0.02) vs. the control group over 42 days using statistical methods agreed to with the FDA under our Special Protocol Agreement.

Path to regulatory approval of ZYESAMI

Over a period of eleven (11) months, commencing March 24, 2020, NRx, with support from Lavin Statistical Consultants, the Chesapeake Regulatory Group, Covance Laboratory Services, Target Health, LLC, and Hyman Phelps McNamara:

●	filed an IND Application for intravenous ZYESAMI (aviptadil acetate);

●	formulated that new drug for its first use under cGMP;

●	obtained FDA Fast Track designation;

●	initiated a first clinical trial (NCT 04311697) at 10 U.S. hospitals;

●	enrolled 196 participants, all of whom were successfully treated with either drug or placebo;

●	completed the last visit for the last participant on February 22, 2021.

In the setting of a public health emergency declared by the US Secretary of Health and Human Services, the FDA is empowered to grant EUA to drugs and vaccines that may be beneficial in combating the emergency. In

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September 2020, we opened a Pre-EUA file with FDA and requested a narrow EUA only to treat patients who were already allowed under the Expanded Access Protocol granted by FDA in July 2020 but whose hospitals could not implement the administrative requirements of the Expanded Access Program. The FDA notified us in December 2020 that EUA could only be granted upon submission of randomized, placebo-controlled data and stated that such data would be reviewed “promptly” upon submission. In a subsequent communication in January 2021, the FDA advised us that review of complete efficacy and safety data would be required for an EUA determination.

At one month following “last visit,” we reported that the pre-specified primary endpoint was met and advised the public that it planned to file for EUA. We also shared this information with the FDA under the open Pre-EUA file.

Over the 8 weeks following “last visit,” the combined research team reviewed via electronic and manual means approximately 53,909 individual case report forms and verified them against source data (i.e. electronic medical records and physician reports) by study monitors. 1185 Treatment Emergent Adverse Event (“TEAE”) reports were analyzed and 180 Serious Adverse Events were investigated in detail by medical monitors, each requiring a detailed narrative. 5988 concurrent medication reports were evaluated to detect possible Serious Adverse Events. Over the next two weeks all findings were reviewed with the individual site Principal Investigators and each signed off on the accuracy of the case reports. The database was formally locked on May 7, 2021.

On May 31, 2021, we filed for EUA with the FDA for ZYESAMI, thereby delivering a regulatory file delineating safety and efficacy data of an investigational drug within 3 months of last visit in a clinical trial. Although there can be no assurance that the FDA will conclude that ZYESAMI meets or exceeds the EUA standard of “may be effective” in the treatment of COVID-19, we are hopeful that the FDA will grant EUA to ZYESAMI.

Clinical Trials and Objectives

NRX-101 Phase IIb/III Clinical Trial

We initiated a Phase IIb/III clinical research program of NRX-101 during the second half of 2017 under an FDA IND application that was granted Fast Track designation by the FDA in August 2017 and was granted Breakthrough Therapy designation by the FDA in November 2018. In April 2018, the FDA granted a Special Protocol Agreement. We successfully completed a Phase II clinical trial of NRX-101 in patients with Severe Bipolar Depression and Acute Suicidal Ideation following stabilization with a single dose of ketamine and saw a statistically significant reduction in depression (P=0.04) and suicidal ideation (P=0.02) compared to lurasidone alone over 42 days of treatment. No Serious Adverse Events or dose-limiting adverse events were seen in the NRX-101 group. If this statistically-significant advantage is replicated in the Phase III clinical trial, under the terms agreed to with the FDA in our Special Protocol Agreement, we aim to submit an NDA to the FDA for the regulatory approval and commercialization of NRX-101 in the United States by year end 2021 and MAAs with the EMA by 2022.

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ZYESAMI Clinical Trials

Below is a table summarizing the clinical trials and status, each of which is discussed in more detail in the sections below.

Trial Name	IND NCT	Phase	Route of Admin.	Sponsor	Enrollment	Status /Results
COVID-AIV	149,152 04311697	IIb/III	IV	NRx	131 drug/65 control	Completed. Met primary endpoint after statistical adjustment for ventilation status and treatment site. Did not meet primary endpoint without adjusting for prespecified covariates.
High Comorbidity Open Label	149,152 04453839	II	IV	Investigator Sponsored	21 drug/45 standard of care	Completed. Significant difference in mortality and recovery.
ACTIV3b/TESICO	154,701 04843761	III	IV	NIAID NIH	660 in four arms	Enrolling
SAMICARE Expanded Access	149,152 04453839	III	IV	NRx	>300 enrolled on ZYESAMI	Observational, non-experimental. Ongoing
AVICOVID-2	151,070 04360096	IIb/III	Inhaled	NRx	>10 of 144	Ongoing
I-SPY	150,378 04488081	II	Inhaled	Quantum Leap	~100	Approved by FDA, awaiting enrollment

ZYESAMI Phase IIb/III Clinical Trial for treatment of Respiratory Failure in Critical COVID-19 (COVID-AIV)

We have completed a 196-person Phase IIb/III clinical trial of intravenous ZYESAMI for the treatment of respiratory failure in patients with critical COVID-19 (the “Intravenous Trial”). The U.S. Secretary of Health and Human Services has declared the COVID-19 pandemic to be a public health emergency under the terms of the Pandemic and All Hazards Preparedness Reauthorization Act of 2013. Accordingly, ZYESAMI can be authorized for widespread use in the United States under the standard of safe and “may be effective,” rather than the more stringent standard of “proven to be safe and effective in adequately-controlled trials” required for traditional drug approval under section 505.b.1 of the FFDCA.

In the Intravenous Trial, across all patients and sites, ZYESAMI met the primary endpoint for successful recovery from respiratory failure at days 28 (P = .014) and 60 (P = .013) and also demonstrated a statistically significant advantage in likelihood of surviving to day 60 (P = <.001) as discussed below when adjusting for prespecified covariates of baseline ventilation status and treatment site. The study did not demonstrate a statistically-significant difference on primary endpoint without statistical adjustment for these pre-specified covariates.

Participants were enrolled between May and December 2020 at 10 U.S. hospitals and followed through day 60. Six of these hospitals had 24-hour presence of critical care physicians, fellows, and respiratory therapists in the intensive care units (“ICUs”) and were classified as tertiary care hospitals. The primary endpoint was pre-specified by FDA as “alive and free of respiratory failure” at day 60. Secondary endpoints included survival and duration of hospital stay in patients who recover.

Across all patients, without controlling for ventilation status or treatment site, a 10-day shorter median hospital stay was seen in ZYESAMI-treated patients compared to placebo-treated patients (P = .025) and a small, but not statistically significant, advantage favoring ZYESAMI was seen on primary endpoint at day 60.

When controlling for ventilation status and treatment site, a significant advantage favoring ZYESAMI was seen (P=.018), with the largest effect in the subgroup of patients (n=98) treated by High Flow Nasal Cannula (“HFNC”), compared to those treated with mechanical or non-invasive ventilation at tertiary care hospitals. In this group, ZYESAMI patients had a 71% chance of successful recovery by day 28 vs. 48% in the placebo group (P=.017) and a 75% rate of successful recovery by day 60 vs. 55% in the placebo group (P=.036). 84% of HFNC patients treated at tertiary medical centers with ZYESAMI survived to day 60 compared with 60% of placebo patients (P=.007). The finding that patients fared substantially better in tertiary care centers as compared to regional hospitals may be influenced by the intensity of the public health crisis at the regional hospitals that participated in the Intravenous Trial, with higher overcapacity in their ICUs, implementation of temporary ICU beds, and shortages of critical care staff.

We filed for EUA for ZYESAMI on May 31, 2021, which EUA will provide us with a year in which to complete the CMC, plant inspections, and advisory board requirements associated with traditional drug approvals.

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ZYESAMI inclusion in NIH ACTIV3b/TESICO Clinical Trial for Critical COVID-19 and Respiratory Failure (ACTIV3b / TESICO)

ZYESAMI has been selected by the steering committee of the Therapeutics for Severely Ill Inpatients with COVID-19 (“TESICO”) protocol funded by Operation Warp Speed through the National Heart, Lung, and Blood Institute and the National Institute for Allergy and Infectious Disease of the National Institutes of Health (“NIH”). The protocol is part of the NIH Accelerating COVID-19 Therapeutic Interventions and Vaccines (“ACTIV”) public private consortium. This clinical trial anticipates enrolling 800 patients in study sites located in US, EU, and UK in a factorial design that will compare ZYESAMI to placebo and to Veklury (Remdesivir) both alone and in combination with ZYESAMI for the treatment of critical COVID-19 with respiratory failure. The TESICO trial was approved by the FDA and the Advarra IRB in the first quarter of 2021 and recruited its first patient in April 2021.

ZYESAMI inclusion in I-SPY Clinical Trial for severe and critical COVID-19 with early or impending respiratory failure (I-SPY)

We have signed a contract with Quantum Leap Healthcare Corporation for the inclusion of ZYESAMI in the I-SPY clinical trial platform, whereby inhaled ZYESAMI will be included as part of a panel of four drugs being tested as part of the I-SPY COVID-19 Trial, an adaptive platform trial for critically ill patients.

Phase IIb/III Clinical Trial for Inhaled ZYESAMI in Early COVID-19 (AVICOVID-2)

Although our initial focus has been on the use of ZYESAMI in patients with critical COVID-19 and respiratory failure (i.e., patients who require ventilation, extracorporeal oxygenation, or high flow nasal oxygen to survive), we have received permission from the FDA to test inhaled ZYESAMI in patients with early disease. We believe that inhaled drug will reach the ATII cells in the lung better than the intravenous drug, provided patients are still able to inhale normally and do not have inflammatory debris clogging the alveoli. We have contracted with COVANCE, Inc. to provide Contract Research Organization support for this clinical trial. Enrollment for This clinical trial commenced in January 2021 and enrollment is expected to conclude by the end of the year.

Clinical Trials of Aviptadil in other lung conditions

Clinical trials of aviptadil in preparations not formulated by NRx or Relief Therapeutics have been conducted and reported by others and are documented in the aviptadil Investigational Medicinal Products Dossier (appendix). We are optimistic that the inhaled form of the drug may show benefit in other lung conditions as well. Phase II studies conducted in the 2008-time frame demonstrated statistically and clinically-significant benefits in the treatment of Sarcoid and Pulmonary Hypertension. Although initial trials in the treatment of pulmonary fibrosis failed, we intend to further explore treatment of both pulmonary and cystic fibrosis. In addition, we intend to address acute lung injury caused by involuntary smoke inhalation, as well chronic lung injury caused by smoking.

Market Opportunity for Our Products

ZYESAMI (Aviptadil)

ZYESAMI offers potential commercial opportunities across multiple disease areas, including critical COVID-19, general ARDS (both in intravenous form), moderate COVID-19, COPD, Sarcoid (all in inhaled form), and other lung injury/disorders. In the United States, as of June 11, 2021, approximately 33,246,578 individuals have contracted COVID-19, and 600,000 individuals have died since March 2020. Assuming a mortality rate of 30%-40%, this translates to approximately 1,300,000 individuals treated in ICUs to date. The COVID-19 global pandemic has resulted in rapid adoption of any approved (e.g., under the EUA) and acceptably priced treatment. Positive clinical data in support of emerging compounds has led to very swift changes in use, without the need for significant promotional efforts. Sales levels for such rapid adoption treatments can reach $0.5B-$1B of sales on an annual basis during the pandemic. Even with the recent advent of high efficacy vaccines, it is likely that a background level of severe COVID-19 infections will prevail, just as there is an annual toll of >500,000 hospitalizations and 25,000 deaths from seasonal flu, despite widespread vaccination.

Aside from the current COVID-19 pandemic, approximately 200,000 patients each year in the U.S. are admitted to the ICU for ARDS, and 75,000 die in the U.S. from ARDS annually. ZYESAMI may offer these patients an additional therapeutic option. The incidence of moderate COVID-19 cases is estimated at 4 times the incidence of

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critical COVID-19. Should inhaled ZYESAMI demonstrate effectiveness in moderate COVID-19, inhaled ZYESAMI may become an early inpatient and ambulatory COVID-19 therapeutic.

In the United States, about 6% of individuals over 40 years of age are reported as being diagnosed with COPD. Expansion into such broader non-COVID-19 or critical care/ICU markets as COPD will be dependent on clinical programs that establish the benefit of ZYESAMI (aviptadil) versus current agents, some of which reached annual sales of approximately $1-2 billion in the US, though many are now generic. Yet, a high level of unmet need remains, and consistently has led to combinations of products to better serve specific populations. Targeting narrowly defined, high unmet need sub-populations, may present attractive opportunities for ZYESAMI (aviptadil) in this market.

CYCLURAD

In the United States, approximately 30 million people suffer from some form of depression and an additional 12 million people suffer from PTSD. Although having depression is linked to increased risk of mortality from cancer, heart disease and other comorbid conditions, the most common cause of death linked to depression is suicide. Suicide is the 10th most common cause of death in the United States and the third most common cause of death for children and adolescents.

Approximately 10% of those suffering from depression have a variant of the disease known as bipolar depression representing approximately 3.5 million Americans. The risk of acute suicidal ideation/suicidal behavior is uniquely high in patients with bipolar depression, compared to those with MDD, thought disorders and personality disorders. It is estimated that one in two patients with bipolar depression will attempt suicide and, tragically, one in five patients with bipolar depression will die from suicide. Thus, Severe Bipolar Depression with Acute Suicidal Ideation (“SBD/ASI”) has uniquely lethal clinical characteristics, on par with those of many cancers. Given that current treatment of SBD/ASI consists of psychiatric hospitalization and possible ECT, this condition represents a clear unmet medical need. This has been validated by the awards of Fast Track and Breakthrough Therapy designation by the FDA.

Breakthrough Therapy designation is only awarded by the FDA to a select few drugs that target unmet medical needs in severe medical conditions and which have shown preliminary evidence of efficacy. According to published studies, Breakthrough Therapy designation is associated with a 50% reduction in development time to regulatory approval (4.1 vs. 8 years) and substantially higher rate of regulatory success on first submission (91% vs. 75%) compared to other drugs.

The majority of those suffering from depression have MDD. More than 150 million adults worldwide are suffering from MDD at any given time, according to a 2003 report by the World Health Organization titled Investing in Mental Health. Whereas bipolar depression is episodic and tends to be resolved in two to three months, MDD is characterized by chronic depression. According to the U.S. National Comorbidity Survey Replication published in 2007 (the “NCS-R”) more than 16 million adults in the United States, which represents approximately 6.8% of its entire adult population, will suffer from an MDD episode in a 12-month period. Furthermore, according to the NCS-R, approximately 45% of these cases can be classified as severe, and suicide is often a grave complication associated with depression.

ZYESAMI (Aviptadil) Mechanism of Action

VIP was discovered by Professors Sami Said and Victor Mutt at the Karolinska Institute in 1970 and has been the subject of nearly 1,000 peer-reviewed publications. We hold a non-exclusive license to the scientific and intellectual property developed by Professor Said via a license granted by the Research Foundation of the State University of New York. Although the license is non-exclusive, the Foundation has agreed that it will not grant any other licenses to Foundation Subject Matter that would allow any third-party to manufacture or offer for sale products or services for the treatment of COVID-19 during the term of the SUNY License Agreement (as defined below).

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Understanding the mechanism of VIP involves a basic understanding of how the lung transmits oxygen from the air to the blood and carbon dioxide from the blood back to the air. The large airways of the lung (bronchi) branch into smaller units (bronchioles), finally ending in miniscule sacs (alveoli) where oxygenation happens. Alveoli are only able to stay open because they are lined with a detergent-like fluid called surfactant and it is the surface tension of this fluid that allows alveoli to stay open, just like the detergent in a soap bubble allows a miniscule drop of water to maintain its structure. Without surfactant, the lung is incapable of oxygenating, causing a lethal condition called “Respiratory Distress.”

Surfactant is produced by a small population of cells that comprise only 5% of the lining of the lung, called “Alveolar Type II” (“ATII”) cells. These ATII cells nourish the 95% of the lung cells that are largely passive in their function. ATII cells are specifically targeted by the coronavirus because they have a specific receptor on their surface (“ACE2”) that binds to the spike of the virus. Once the virus binds ACE2, it enters the cell, takes over the nucleus of the cell and makes millions of copies of itself. The virus causes the cell to make inflammatory cytokines, which have lethal effects throughout the body. The virus ultimately causes the cell to rupture (cytopathy), thus releasing millions of virus particles that go on to infect more ATII cells and other cells elsewhere in the body.

VIP is uniquely targeted to protecting the ATII cell. Every species of mammal makes an identical form of VIP, suggesting that it has been essential for protecting the lung throughout evolution. In animal models, VIP protects the lung against smoke injury, against acid and other caustic chemicals, and against various infections. It does so by binding to a specific receptor on the ATII cell (“VPAC1”). In the context of the coronavirus, as demonstrated in a pre-clinical study by Jonathan Javitt and Jihad G. Youssef, VIP blocks the replication of the C in the ATII cell and the production of cytokines, prevents cell death and increases the cell’s production of surfactant.

VIP in detail

Figure 1: Anatomy of the Alveolus and its surfactant layer.

As life evolved from aquatic to terrestrial environments, the respiratory epithelium - responsible for exchange of oxygen and carbon dioxide - was required to adapt from contact with a nontoxic aqueous environment to constant contact with atmospheric gasses that are rapidly toxic to epithelial cells. This was achieved via the development of a surfactant layer that lines the air sacs of the lung and both protects the pulmonary epithelium from direct exposure to air while simultaneously maintaining patency of the air sac by creating the biological equivalent of a soap bubble inside each alveolus. The surfactant layer is maintained entirely by the ATII cell (Figure 1) and dysfunction or death of this cell population rapidly leads to alveolar collapse. Indeed, the first pulmonary manifestations of COVID-19

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are characterized by a ground glass appearance on Chest x-ray, indicative of alveolar collapse accompanied by blood oxygen desaturation, well before the lung begins to fill with inflammatory transudates and debris.

COVID-19 pneumonitis and respiratory failure is caused by selective attack of the SARS-CoV-2 virus on ATII cells via their ACE2 surface receptors which are not present in alveolar type I cells (Figure 2). ATII cells occupy just 5% of the pulmonary lining but produce all of the surfactant required to maintain surface tension and achieve oxygenation (Figure 1). Viral replication triggers cytokine production and cytopathy (cell rupture), thus unleashing a lethal “cytokine storm.” Conventional anti-cytokine (particularly anti-IL6 monoclonal antibody “mab”) drugs have proven inadequate to absorb this cytokine load once produced.

The pleomorphic role of VIP in protecting the lung

Although named “Intestinal Peptide” as an accident of history, 70% of VIP is concentrated in the human lung (Figure 3), where it plays a number of protective roles as demonstrated in a pre-clinical study by Jonathan Javitt and Jihad G. Youssef. VIP has been conserved throughout evolution such that all mammals make VIP and there are no known variants. VIP plays a key role in human response to both inflammatory and caustic challenges to epithelium, particularly the pulmonary epithelium. The role of VIP in preventing or mitigating numerous forms of experimental lung injury is extensively documented and human trials have demonstrated an effect of VIP in treating ARDS related to sepsis, pulmonary Sarcoidosis, Pulmonary Hypertension, and various forms of asthma/allergy.

VIP binds to ATII cells via the VPAC1 surface receptor. Although its pharmacokinetics are short-lived, the only extended duration modification to VIP (Phase Bio PB1064) to enter the clinic is VPAC1-selective and demonstrated futility in the first 25 patients, with halted development.

Inhibition of viral replication in human pneumocyte (Calu-3) model: VIP was recently shown to inhibit SARS-CoV-2 replication in infected human Calu-3 cells and monocytes. Calu-3 cells are an appropriate model because they retain many properties of ATII cells, including the ability to make surfactant. Viral replication was assayed by quantitative RT-PCR at the Oswaldo Cruz Institute, a recognized Biocontainment Safety Level-3 laboratory using primers, probes, and cycling conditions recommended by the U.S. Centers for Disease Control and Prevention to detect SARS-CoV-2. VIP significantly reduced the SARS-CoV-2 RNA synthesis, achieving 33% and 45% inhibition at 5 nM and 10 nM, respectively (Figure 3). VIP at 1 nM completely blocked the SARS-CoV-2-mediated cytopathic effect, as measured by LDH levels in the cell culture supernatant).

Conditioned media from infected monocytes treated with VIP was administered to SARS-CoV-2 infected Calu-3 cells and resulted in a 50% reduction of virus replication in these cells. This finding suggests that VIP induced monocytes to release antiviral factors which may increase the resistance of neighboring cells to SARS-CoV-2 growth.

Figure 2: Infection of human type II cells with SARS-CoV. Human type II cells were cultured at an air-liquid interface so as to maintain their state of differentiation and infected with SARS-CoV-1. The viral particles (white arrows) are seen in vesicles near normal-appearing lamellar bodies and mitochondria. (courtesy of R Mason, National Jewish Hosp.)

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Figure 3: Inhibition of SARS-CoV-2 replication in human Calu-3 cells incubated with VIP (left) and inhibition of cytopathy in those cells as measured by LDH liberation to the medium (right). Source Temerozo 2020.

Inhibition of Cytokine Synthesis: There is an extensive literature on the role of VIP in blocking cytokine synthesis in the ATII cell and VIP is shown to reduce production of TNFα in both ARDS and Sarcoid. Infected monocytes and Calu-3 cells produce large amounts of IL-6, IL-8, TNFα, and MIF relative to uninfected cells (15,4,12, and 18 times more). Treatment with VIP resulted in 66%, 50%, 66%, and 50% reduction (respectively) in those proinflammatory cytokines in vitro, implying that VIP may offer critical protection to inflamed lungs infected by the coronavirus. As noted above, morbidity and mortality in COVID-19 is widely believed to be associated with release of inflammatory cytokines, particularly interleukine 6 (IL-6). Across all patients and sites of care in our study, those treated with placebo showed a ten-fold increase in blood IL-6 levels within 7 days of treatment, while those treated with ZYESAMI showed a 2-fold increase (P<.02). Preventing this rise in IL-6 was statistically correlated with improved survival in ZYESAMI-treated patients (P<.0001).

Preservation of Surfactant: If the mechanism of ALI in SARS-CoV-2 infection was driven by cytokine-induced inflammation alone, steroids and other anti-inflammatory drugs might be expected to have some salutary effect. Lung injuries seen in COVID-19 are increasingly recognized as similar to those in premature infants where loss of surfactant, secreted by ATII cells leads to demise of premature infants despite mechanical ventilation. VIP increases the incorporation of methyl-choline into phosphatidylcholine - the major component of pulmonary surfactant - by enhancing the activity of the enzyme choline-phosphate cytidylyltransferase.

Inhibition of Cytopathy: In addition to empirical observations that VIP blocks coronavirus-induced cytopathy, there is a substantial literature which demonstrates that VIP is a proven inhibitor of activation-induced perforin, as well as of granzyme B and therefore actively contributes to the reduction of deleterious proinflammatory and cell death-inducing processes, particularly in the lungs. Caspase-3, has been identified as a key mediator of apoptosis in mammalian cells via its role in cleaving a variety of substrate proteins and inducing DNA fragmentation. In animal models of ALI, caspase activity is significantly increased compared to its activity in normal lungs and VIP is shown to suppress caspase activation.

Supporting Data Suggestive of Biological Effect

Phase 1 and 2 Clinical Data on the use of VIP in Pulmonary Disease

Phase 1 studies in patients with ARDS related to sepsis, a population with less than 50% survival probability, demonstrated clinical improvement in seven of eight patients and long-term survival in six (with the seventh dying from an unrelated myocardial infarction). Additionally, there were meaningful reductions in circulating TNF-α and improvement in blood oxygenation while on ventilator.

Following this acute care finding in Phase 1, the sponsor at the time (Biogen) elected to focus on chronic lung disease and initiated Phase 2 human studies in sarcoid, pulmonary fibrosis, pulmonary hypertension. Substantial reduction in cough and dyspnea was documented in sarcoid with inhaled aviptadil four times daily. A significant reduction in TNF-α, release from bronchial washing T cells was measured, along with a statistically significant reduction in CD4/CD8 ratio, a well-accepted measurement of immune response. Intravenous safety data is detailed in the IMPD and is on file with the FDA.

In brief, the No Adverse Effect Level as accepted by the FDA is 200µg/kg/day. The doses of aviptadil contemplated in this study are less than 10µg/kg/day, yielding a 20x threshold between the contemplated dose and

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the lowest possible toxic dose. The IMPD documents numerous safety studies in normal volunteers and efficacy studies in aviptadil has the potential to lower blood pressure and to cause diarrhea, both of which may be dose limiting side effects in some patients but are readily managed in an ICU setting.

Human Trials of ZYESAMI in COVID-19 with Respiratory Failure (COVID-AIV)

We have completed a Phase IIb/III randomized controlled trial of ZYESAMI vs. placebo (NCT 04311697), conducted under FDA Fast Track designation. The Intravenous Trial was conducted by NRx, with support from Target Health, LLC, Covance Clinical Services, and Lavin Statistical Associates. Relief Therapeutics funded the cost of the first 144 patients through 28 days of follow-up, representing approximately half of the total costs required to conduct the clinical trial. We funded the balance of the study costs. The Intravenous Trial was originally conceived by us and approved by the FDA as a 28-day clinical trial. “Alive and free from respiratory failure at 60 days” (i.e., Recovery from respiratory failure (without relapse) with discharge from acute care and survival through the observation period) was the prespecified primary endpoint specified by FDA. Secondary endpoints included survival through day 60, the mean score on the NIAID severity scale, and median length of hospital stay. Following screening and informed consent, participants were randomly assigned in a 2:1 randomization to receive either three successive intravenous infusions of ZYESAMI or three successive infusions of placebo (normal saline).

In December 2020, prior to unblinding, we recognized that one-third of the patients participating in the trial were still in the ICU at 28 days and notified the FDA of the need for a 60-day endpoint. The FDA amended its guidance to assess 196 participants to a primary endpoint at 60 days prior to patient-level unblinding. Site of care was added as a covariate after recognition prior to unblinding of disparity in overall mortality between tertiary and regional sites, triggered by the large number of COVID-related (i.e., non drug-related) fatal Serious Adverse Events reports received from regional sites. Upon this recognition, the statistical analysis plan was revised and the FDA was notified. The FDA’s February 2021 guidance included a mandate to consider treatment site effects. These data were also shared in confidence with the National Institutes of Health in order to inform the decision of the TESICO investigators who elected a 90 day observation period for determining the primary endpoint.

Statistical significance when used herein is denoted by P-values. The P-value is the probability that the reported result was achieved purely by chance (for example, a P-value Statistical significance when used herein is denoted by P-values. The P-value is the probability that the reported result was achieved purely by chance (for example, a P-value < 0.01 means that there is a less than 1.0% chance that the observed change was purely due to chance). Generally, a P-value < 0.05 is considered to be statistically significant and the basis for concluding that the trial showed an effect. The FDA has not explained how it will determine whether efficacy has been demonstrated in the context of an EUA request.

As discussed above, in its February 2021 revised guidance, the FDA specified that outcomes of patients with critical COVID-19 and respiratory failure be measured at 60 days. Therefore, we amended our primary, prespecified composite endpoint to “alive and free of respiratory failure at 60 days,” and the key secondary endpoints included survival through 60 days and improvement on the NIAID ordinal scale. The Intravenous Trial enrolled 196 participants and the last participant completed 60 days of observation on February 24, 2021. Across all patients and sites, ZYESAMI met the primary prespecified endpoint for “alive and free of respiratory failure” at day 60 (P = .02) and demonstrated a statistically significant increase in odds of survival through day 60, whether or not the participant was fully recovered (P = < .001), when data were analyzed in a statistical regression model that adjusts for baseline ventilation status and site of care (tertiary vs. regional hospital). When the data were analyzed only using the baseline severity adjustors that were agreed with FDA before the study commenced, a 2-fold statistically-significant increased odds of survival was seen at 60 day (P<.05) in those treated with aviptadil compared to placebo. To our knowledge, ZYESAMI is the first COVID-19 therapeutic to achieve these results in a randomized, double-blind multicenter trial. Although these results do not provide a guarantee that ZYESAMI will be deemed to be safe or effective for the treatment of COVID-19 and extensive clinical testing and regulatory approval will be required before ZYESAMI can be commonly prescribed for the treatment of COVID-19, on the basis of these findings, we applied for the EUA on May 31, 2021 and plan to submit an application for an NDA.

Two factors in addition to treatment (i.e. ZYESAMI vs. placebo) were seen to be statistically-significant in predicting day 60 success: whether the patient was initially treated with High Flow Nasal Oxygen vs. Mechanical or Non-invasive ventilation and whether the patient was treated in a tertiary care medical center vs. a regional hospital.

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The form of treatment is closely linked to severity of respiratory failure at baseline. The difference seen between outcomes at tertiary vs. regional hospitals may be influenced by the fact that the regional hospitals included in this trial enrolled their participants in the middle of the November 2020 - January 2021 COVID-19 surge and were severely resource constrained with 200% or more ICU overcapacity, staff shortages, and delays in admitting critically ill patients. Thus, the site of care differences observed in our clinical trial may not, in any way, be reflective of the outcomes to be expected from treatment with ZYESAMI if granted broad approval. Analysis of primary endpoint by subgroup was comparable in significance to analysis across all patients and site. Figure 4 provides an illustrative subanalysis.

In addition to the robust overall significance across all 196 treated patients at all 10 clinical sites, the prespecified subgroup analysis of alive and free of respiratory failure is clinically and statistically significant in the 127 patients treated by HFNC (P=.02) compared to those treated with mechanical or non-invasive ventilation regardless of treatment site. In this group, ZYESAMI patients had a 71% chance of successful recovery by day 28 vs. 48% in the placebo group (P = .017) and a 75% rate of successful recovery by day 60 vs. 55% in the placebo group (P = .036). 84% of HFNC patients treated at tertiary medical centers with ZYESAMI survived to day 60 compared with 60% of those treated with placebo (P = .007).

Recovery from respiratory failure (without relapse) with discharge from acute care and survival through the observation period was the prespecified primary endpoint specified by the FDA for the study, originally intended to be assessed at 28 days and then extended to 60 days based on recently-published FDA guidance. The above analysis includes all 196 participants who were randomized and treated in the placebo-controlled, double-blind clinical trial (NCT04311697) conducted at 10 US hospitals. Treatment with ZYESAMI or placebo was in addition to standard of care treatment that included steroids, convalescent plasma, antiviral therapy, anticoagulants, and various anti-cytokine drugs.

Effect of Baseline NIAID score on subsequent outcome in ZYESAMI and placebo groups.

A key outcome by which recovery is assessed is the “NIAID Score,” which ranges from 8, representing a patient who is at home with no symptoms related to COVID to 1, for a patient who has died. NIAID of 2 or 3 represents a patient in respiratory failure, 4 or 5 represents a patient in the hospital but not in respiratory failure, 6 represents a patient not in acute care (either home or rehab) but requiring oxygen, and 7 represents a patient not in acute care with no oxygen requirement. FDA guidance considers a two-step improvement in NIAID to be clinically significant.

In addition to the pre-specified analyses of primary and secondary endpoint, a secondary analysis was performed using baseline NIAID score as a stratification variable (NIAID 2 vs. 3) (Figure 4). Differences in survival for ZYESAMI-treated patients were seen in both the NIAID=2 subgroup (58.6% vs. 0%; LR ²=10.5, p=.001) and also in the NIAID=3 subgroup (83.1% vs. 62.8%; LR ²=5.6, p=.03). When daily NIAID scores were split by baseline NIAID score, a significant advantage for ZYESAMI-treated patients was demonstrated independent of site of care among subjects with baseline NIAID scores = 2 (F1,106=4.75, p=.036), with patients on placebo showing primarily a downward trajectory and those on drug showing an upward trajectory (Figure 5). For subjects with baseline NIAID scores =3, across all sites of care, the between group difference over time reaches a trend level of significance (F1,34=4.75, p=.1) with both groups showing mean improvement over time. This difference becomes significant when the subgroup treated in tertiary care hospitals is considered.

Figure 4: Mean NIAID Score over 60 days stratified by baseline NIAID score.

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Effect of ZYESAMI in preventing IL-6 “Cytokine Storm”

As noted above, morbidity and mortality in COVID-19 is widely believed to be associated with release of inflammatory cytokines, particularly interleukine 6 (IL-6). Across all patients and sites of care in our study, those treated with placebo showed a ten-fold increase in blood IL-6 levels within 7 days of treatment, while those treated with ZYESAMI showed a 2-fold increase (P<.02; Fig 5a). Preventing this rise in IL-6 was statistically correlated with improved survival in ZYESAMI-treated patients (P<.0001; Fig 5b)).

Figure 5A: Percent change from pre-treatment (Day 0) baseline in IL-6. A significant difference is seen between day 3 and day 7 favoring aviptadil (P= .020) with independent significance on days 3 (P=.003) and 7 (p=.048).	Figure 5B: Correlation between log-ratio change in IL6 and predicted change in 60-d success based on binomial regression. Dashed vertical lines illustrate day 7 log-ratio IL6 levels during treatment with aviptadil and placebo, as indicated.

As can be recognized from Figure 5A, a mean increase in IL-6 is seen in the placebo-treated group compared to a 2x increase in the drug-treated group across all patients and sites regardless of baseline severity. There is a clear correlation between level of IL-6 and both 60 day primary efficacy (alive and free from respiratory failure) and 60 day survival.

This data suggest that the IL-6 cytokine data document biologic effect across all patients and sites, even though the ultimate therapeutic result is dependent upon state-of-the-art ICU care and specifically dependent upon not terminating life support on salvageable patients for the purposes of resource allocation.

The TEAE incidence is shown below for each system organ class and any preferred term with > 5% incidence; through day 28 post enrollment there were no significant differences between treatments overall or for any individual system organ class except for gastrointestinal disorders (two-sided Fisher Exact test p=value = 0.0002). The two specific system organ classes of interest (diarrhea, hypotension) plus infusion site reaction (redness, swelling) are highlighted below as part of all reported categories. More diarrhea was observed for ZYESAMI vs SOC (30.5% vs 1.5%) as was more hypotension (25.2% vs 18.5%). Last, there were more infusion site reactions 7 (5.3%) for ZYESAMI vs 1 (1.5%) for SOC. No unanticipated drug-related Serious Adverse Events (SAEs) including mortality were recorded.

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Prospective, administratively-controlled trial of ZYESAMI in highly comorbid patients with COVID-19 (High Comorbidity Open Label)

A second administratively assigned open label study of ZYESAMI vs standard of care in 45 patients conducted under an Expanded Access Protocol (NCT04453839) at the Houston Methodist Hospital has demonstrated 9-fold improvement in survival and recovery from respiratory failure in highly comorbid patients (P<0.001). The objective of this study was to determine the safety and efficacy of ZYESAMI in patients with critical COVID-19 and respiratory failure in patients with severe co-morbidity. This study was conducted under FDA emergency use IND and EAP authority. Twenty-one patients were enrolled at Houston Methodist Hospital and compared to 24 concurrent patients who received Standard of Care treatment. No drug-related Serious Adverse Events were reported in association with ZYESAMI. Hypotension was seen in two patients and successfully managed with pressors according to standard ICU protocol without cessation of treatment. Diarrhea was seen in 4 ZYESAMI-treated patients compared to 3 control patients (19% vs. 10%; p=.2).

In this single center trial, a large and statistically-significant difference was seen in likelihood of recovery from respiratory failure in patients treated with ZYESAMI vs. those treated with Standard of Care. These non-randomized data are strongly supportive of the data obtained in the Intravenous Trial and provide additional insight into the use of ZYESAMI among patients whose condition was too severe to be included in the Intravenous Trial.

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Figure 5C: Recovery from respiratory failure among intubated patients with high levels of comorbidity treated with ZYESAMI vs. placebo.

Further study of ZYESAMI-treated vs. placebo-treated patients on mechanical ventilation will be conducted under the federally-supported I-SPY and ACTIV 3b protocols, which are anticipated to enroll more than 800 patients.

Prospective trial of Inhaled Aviptadil for the treatment of Moderate and Severe COVID-19 (AVI COVID-2)

The above research focuses on the potential for ZYESAMI to increase the likelihood of recovery and survival in patients who are already in the ICU with COVID-19 respiratory failure, a highly lethal condition. There is reason to believe that the same mechanism by which ZYESAMI achieves a potential benefit in critically-ill patients may be applicable to patients with less severe forms of COVID-19. In this setting, inhaled use of ZYESAMI is more desirable because of the well-understood challenges of maintaining continual intravenous infusions and because of the known occurrence of diarrhea caused by intravenous aviptadil in 30% of patients. We have been awarded IND 151070 by the FDA and has been advised by the FDA that no further nonclinical studies are required for the eventual submission of a New Drug Approval for inhaled ZYESAMI. The FDA has issued a “may proceed” letter for the AVI COVID-2 trial of inhaled aviptadil, to be administered via a hand-held nebulizer in a placebo-controlled trial (NCT04360096). Enrollment in this trial began in January 2021 and enrollment is expected to be concluded by the end of the year. The cost of the trial will be approximately $15 million. The primary endpoint of the trial will be the percentage of patients treated with ZYESAMI vs. placebo who progress to respiratory failure. Secondary endpoints include blood oxygenation, shortness of breath, and distance walked in six minutes (a commonly used measure in respiratory disease trials).

Prospective Trial of Inhaled Aviptadil for the Treatment of Critical COVID-19 (I-SPY)

There may be a role for the treatment of patients with critical COVID-19 and respiratory failure with inhaled rather than intravenous aviptadil. This potential use of ZYESAMI will be tested as an arm of the I-SPY platform clinical trial, supported by BARDA. We have signed a Clinical Trial Participation Agreement with Quantum Leap Health Care Collaborative, the sponsor of the I-SPY COVID-19 Trial, and has agreed to contribute $1.5 million towards the cost of the trial. The I-SPY platform is designed to yield Phase 2 results, in comparison to the above Phase 3 trials. Should a positive finding be identified which suggests that inhaled ZYESAMI is beneficial in patients with critical COVID-19, we will need to discuss the path to seeking this label indication with the FDA and a second, confirmatory trial might be needed.

Human Case-Control Study of VIP Association with COVID-19 Survival

Plasma levels of VIP are elevated in patients with severe forms of COVID-19, compared to normal controls and elevation in VIP is correlated with severity of COVID-19 inflammation (r2 0.16; P<.01; Figure 6, Teremozo 2020) A case-control study was undertaken at the Oswaldo Cruz Institute in Rio de Janeiro in 25 patients with critical COVID-19 and respiratory failure. VIP levels were correlated in survivors (n=12) vs. non-survivors (n=13) of those

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who received maximal intensive care with ventilation COVID-19 respiratory failure. A significantly higher level of VIP is documented among survivors (P<.05).

Figure 6: Case control study of VIP levels in survivors vs. non-survivors of critical COVID-19. A two-fold higher level of plasma VIP was documented in survivors.

Non-Clinical Safety Studies of Aviptadil Overview

We have been granted rights to toxicology, clinical pharmacology and pharmacokinetics data assessed in humans and in four other species by Relief Therapeutics. These nonclinical data have been deemed by the FDA in written communication to be sufficient to support an NDA.

Relief’s predecessor company, Mondo Biotech undertook development of aviptadil in partnership with Biogen, Inc. and took joint advice from the FDA and EMEA. Three Type B meetings were conducted with the FDA between 2006 and 2010, which resulted in a complete package of nonclinical studies produced in four species (mice, rats, dogs, and primates) to support intravenous and inhaled use of aviptadil. Those studies, which have been filed under FDA IND 149,152 include pharmacokinetics, pharmacodynamics, safety pharmacology (cardiovascular), acute toxicity, repeat dose toxicity, reproductive toxicity, and local tolerance. The FDA has agreed in writing that all NDA-clearing non-clinical studies have been performed and has agreed to accept the non-clinical data on a rolling basis in advance of clinical safety and efficacy data.

Acute Respiratory Distress Syndrome

Open Label Dose Escalation Study

The objective of this Phase I study is to obtain preliminary data, in an open-label study, on the safety and efficacy of IV infused aviptadil in patients with ARDS complicating sepsis.

The trial was conducted in patients with ARDS complicating the sepsis syndrome. Such patients may or may not have evidence of other organ dysfunction. Although a window of 24 to 48 hours often exists from the time sepsis/septic shock is diagnosed until severe lung and other organ injury occurs, organ injury may develop rapidly and some degree of lung injury may already be present when sepsis is first diagnosed. By limiting the study population to patients with antecedent or associated sepsis/septic shock excluding those with other risk factors for ARDS such as trauma, drug overdose, acid aspiration, and inhaled toxins, the study group was expected to be more homogeneous and well defined.

All patients entered into this trial had the diagnosis of ARDS in the setting of the sepsis syndrome, by recent consensus definitions. Patients were to be observed for a 24-hour period, during which time all inclusion criteria had to be met. If all criteria had been met once (not necessarily simultaneously), the patient was enrolled, and received the study drug within 12 hours of the entry criteria being fulfilled.

Main inclusion criteria were:

●	Sepsis / septic shock;
●	ARDS;
●	Hypotension; and
●	Inadequate organ perfusion or function.

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In the lower dose group with 50 pmol/kg/hr (5 patients), aviptadil administration was stopped in one (bronchial obstruction due to hypersecretion considered to be unrelated to aviptadil) and the dose halved in another (Hypotension). In a third case the administration was stopped early in order to keep some of the IV solution for analysis.

In the high dose group with 100 pmol/kg/hr (3 patients) aviptadil administration was stopped in none. However, dose was transitorily reduced in two, due to hypotension (1 case) or to bigeminy (1 case).

Critical COVID-19 with Severe Comorbidity Expanded Access (High Comorbidity Open Label)

Open label Expanded Access Protocol NCT04453839

Through date of submission, 300 patients have been enrolled in this expanded access study of critical COVID-19 with respiratory failure in patients with severe comorbidity who do not qualify for NCT04311697. To date, no drug-related Serious Adverse Events have been reported. This is not a prospective trial in that there is no comparison group. However, the safety information collected will become part of our drug safety database and the efficacy endpoints identified might be viewed as supportive in a future FDA filing based on the randomized controlled trials discussed above. 70% survival has so far been observed though 28 days, which is comparable to both drug and placebo survival seen in the Phase IIb/III trial. Additional data from the Expanded Access Protocol have not yet been analyzed. This activity is being conducted by NRx. As an Expanded Access Protocol, it is an FDA-recommended activity conducted during Phase II/III. The only endpoints being collected are survival and freedom from respiratory failure at 60 days. However, there is no comparator arm of the study. Therefore, these data are expected to contribute to the safety database for ZYESAMI, but not to provide primary evidence of efficacy. Thus far, one IND safety report has been filed with FDA related to a patient who developed metabolic acidosis in association with diarrhea after being treated with aviptadil. The metabolic acidosis were treated without further sequelae.

Product Development and Manufacturing

Product Image / Treatment Kit Definition

In IV form, ZYESAMI will be administered as three 12-hour intravenous infusions, on three successive days. Each ZYESAMI Treatment Kit (“3-pack”) will consist of three sterile 5ml glass vials of aviptadil, 100µg/ml with a validated crimp seal container closure system that is serialized and registered to a single patient as part of the Risk Evaluation and Management Strategy to be implemented by us. Each treatment kit will contain plastic-embossed pharmacist weight/dosing tables. The infusion is delivered to the patient via a standard IV infusion pump found in every US hospital.

Dosing tables in the NRx pharmacy manual document that the dose to produce 100 pmol/kg/hr is .333µg/hr. This represents the intermediate dose used in the ongoing Phase 2/3 trial. Thus, 280µg of API is required for a 12-hour infusion in a 70 kg patient. We will supply 5ml vials, containing 500µg of aviptadil acetate in 5ml 0.9% NaCl (i.e., 100µg/ml).This treatment kit may not provide sufficient drug for all patient weight categories at all doses. However, we will provide a 100% rebate on any kit that is used to provide supplementary drug product to a patient whose weight is such that adequate drug substance cannot be obtained from a single treatment kit.

We have collaborated with Nephron Pharmaceuticals to initiate scaleup of ZYESAMI 100µg/ml in saline. At current production capability, we can supply 10,000 patient courses of treatment per month. In addition to our supply of drug substance from Bachem Americas, we have now contracted with the Polypeptide Group (Torrance, CA) to supply aviptadil acetate (the drug substance or active pharmaceutical ingredient used to manufacture ZYESAMI) in substantially larger quantities. As used below, BOC and FMOC refer to different synthetic chemical paths in peptide synthesis. The BOC manufacturing process at Bachem Americas is limited to 120 grams of drug substance per month (approximately 60,000 patient treatment courses). The BOC process is also constrained by the

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use of hydrofluoric acid, a compound with deleterious environmental effects, the use of which is constrained by the US Environmental Protection Agency. We have implemented development of the FMOC process in partnership with the Polypeptide Group. The FMOC process does not rely on hydrofluoric acid and yields production quantities of between 1KG and 5KG at substantially lower cost, thereby removing supply of drug substance as a material constraint.

Source and Manufacture of Drug Substance

A Drug Master File has been established with the FDA by Bachem Americas to which we have been granted Right of Reference. We contracted with Bachem Americas to supply 1 KG of aviptadil during the first quarter of 2021. We have additionally contracted with the Polypeptide Group to supply FMOC-processed material starting in the second quarter of 2021. Both forms of aviptadil drug substance are the same acetate salt. The Polypeptide Group’s material has not yet been qualified by the FDA for human use and this qualification is anticipated as part of our NDA for ZYESAMI. We have contracted with the Polypeptide Group for the first 1 KG batch of aviptadil and the first 1 KG batch has been released to us.

Basis for Formulation and Initial Stability

Currently, aviptadil is supplied in normal saline for human use and, in this form, has demonstrated clinical benefit in open-label studies (Figure 7). Substantial time and resources have been invested in an improved formulation for aviptadil. The inventor, Dorian Bevec, MD, a former consultant to our Company, led the inhaled use trials for sarcoid, asthma/allergy, and pulmonary hypertension, and observed the intravenous Phase I trial. However, the lyophilized formulation that includes Polysorbate 80, sucrose, and mannitol is believed to result in peptide aggregation and was abandoned by Mondo Biotech in 2009. Addition of citrate buffer and EDTA causes decrease potency and purity by 28 weeks.

As of July 31, 2021, Relief Therapeutics has not invested in the commercial cGMP formulation of ZYESAMI required for regulatory approval and commercialization. Further, Relief Therapeutics has not provided any information to us that would lead to a stable cGMP formulation.

Figure 7: Purity and potency of aviptadil in saline vs buffer systems over 18 months

Bachem’s stress test data on aviptadil stated that aviptadil in saline is stable for at least 77 weeks at 5°C (Figure 7). These data were not successfully replicated by NRx using modern, validated chromatography techniques at two different cGMP manufacturers. In January 2021, we advised Relief Therapeutics that it was abandoning the RLF-100 formulation approach and embarking on a new approach in conjunction with Nephron Pharmaceuticals and Nextar, Ltd. in order to develop a long-term stable liquid formulation of ZYESAMI. NRx and Nephron Pharmaceuticals believe that the mechanism by which aviptadil rapidly degrades in solution has been identified and formulation, manufacturing, and container closure innovations have been developed to counter this degradation. As of July 31, 2021, NRx has initiated GMP manufacturing of ZYESAMI™ and anticipates a long-term stable formulation with potentially one year unfrozen stability that will have the potential to be stockpiled should ZYESAMI™ be deemed safe and effective by the FDA.

We have additionally entered into a Feasibility Study and Material Transfer Agreement with TFF Pharmaceuticals, Inc. (“TFF”) in order to explore a “Thin Film Freezing” approach to developing a long-term stable product that might be directly suitable for inhalation as well as providing long term stability for reconstitution as a liquid product.

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Our stockpile approaches, which may include freezing at -70°C, may include a lyophilization approach that does not lead to peptide aggregation, or other more modern vehicles that have been developed for short peptides. Extensive stress testing at various temperatures and concentration will be performed as part of our manufacturing scale-up plan development. However, there can be no guaranty that such techniques will be successful and we may be forced to market forms of its drug with 90 day or shorter expiration dates while longer term stable product presentations are developed. In this event, profitability of the product may be impaired as a function of supply chain costs and the requirement to accept returns of outdated product from end-users.

On August 2, 2021 we announced a development relationship with Mannkind, Inc. (“MNKD”) under which we will explore the use of MNKD’s Technosphere® platform for the formulation of ZYESAMI. This platform has successfully been implemented to develop an FDA-approved form of inhaled insulin (Afrezza®) that is currently marketed in the United States and globally.

CNS Product Portfolio: Acute Suicidal Ideation and Behavior in Bipolar Disorder

Background of the CNS Portfolio

Our CNS portfolio is based upon fundamental scientific discoveries of Daniel Javitt, PhD, MD, a Professor of Psychiatry at Columbia University and co-founder of NeuroRx. In 1987, Daniel Javitt discovered the role of blocking the brain’s NMDA receptor (a molecule on the surface of brain cells) in producing psychosis. The discovery was made in the context of attempting to determine the molecular mechanism by which phencyclidine (angel dust: a once popular drug of abuse frequently added to cannabis) caused acute psychosis in a high proportion of users. Daniel Javitt discovered that phencyclidine exerted its psychotogenic action by blocking the NMDA receptor and devoted the balance of his ongoing career to studying the brain chemistry of schizophrenia, depression, and related disorders. Daniel Javitt is one of the most widely published scientists in molecular psychiatry.

About 10 years after Daniel Javitt’s original discovery, it was learned that NMDA inhibition is the mechanism by which ketamine, dextromethorphan, and other NMDA antagonists exert their antidepressant effects. Daniel Javitt subsequently made the seminal observation that when an NMDA antagonist, specifically DCS, is combined with a traditional (serotonin-targeted) antidepressant or antipsychotic, the two drugs have a synergistic effect wherein antidepressant activity is enhanced and side effects are decreased. Daniel Javitt explicated the mechanism of this synergy in multiple non-clinical models. The discovery has led to a broad patent portfolio now owned by us and to the development of NRX-101, the first investigational human drug targeting suicidal depression.

NMDAR-based treatment for bipolar depression

NRX-101 is a dual-targeted sequential therapy (the “NRx Pharmaceuticals Sequential Therapy”) consisting of an initial treatment with NRX-100 (IV ketamine) followed by 6-week treatment with NRX-101 (combined DCS and lurasidone). The treatment is intended for rapid stabilization of individuals with acute suicidal crisis related to acute exacerbation of depressive symptoms in individuals with bipolar disorder, followed by longer term stabilization to permit resolution of the crisis. The drug is intended for treatment of both depression and acute suicidal ideation and behavior (“ASIB”) in individuals with an acute depressive decompensation in bipolar disorder.

Background on the indication

Bipolar disorder, formerly known as manic depressive disorder, is a well-established psychiatric diagnosis with a lifetime prevalence of 4.4% in adults in the United States. The risk of ASIB is uniquely high in patients during bipolar depressive episodes, compared to those with MDD, thought disorders, and personality disorders. Lifetime suicide behavior occurs in 25% to 56% of people with bipolar depression. About 40% of the nearly 50,000 annual deaths from suicide in the United States are associated with bipolar depression. Patients with bipolar depression are 20-30 times more likely to attempt suicide than the general population. Over the course of 5 years, 1 in 5 patients suffering from bipolar depression will attempt suicide. The overall rate of death by suicide among bipolar patients is 164 per 100,000 person-years, approximately 10-fold greater than the general population. Those who have attempted suicide are 2.3 times more likely to die by suicide than any other method. Thus, ASIB in bipolar depression has uniquely lethal clinical characteristics.

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Current Treatment Options for ASIB in Bipolar Depression

Despite its lethal characteristics, there are no approved pharmacologic treatments for patients with ASIB in bipolar depression. As a result, ECT, often combined with inpatient psychiatric care, remains the only FDA-approved treatment for patients with ASIB in bipolar depression, despite ECT’s well-documented side effects that include memory loss and confusion, along with its high cost. In recent years, several combined D2/5-HT2a antagonists have been shown to have efficacy in treating bipolar depression (olanzapine/fluoxetine combination, quetiapine, and lurasidone) with treatment guidelines endorsing common use as first-line standard-of-care treatment in acute bipolar depression. While these medications are effective at reducing overall symptoms of depression, they do not specifically reduce suicidal ideation, as shown in recent clinical trials of lurasidone. Moreover, in these two studies, individuals with active suicidal ideation (Montgomery Asberg Depression Rating Scale, MADRS item 10  4) were specifically excluded because of concerns regarding the possibility of exacerbating suicidality with these medications. Similarly, acutely suicidal patients are routinely excluded from clinical trials of other experimental anti-depressive agents. Thus, ASIB in bipolar depression represents a major unmet medical need that must frequently be treated with voluntary or involuntary hospitalization under highly supervised conditions and ECT.

Whereas all approved drugs for depression act primarily through monoaminergic mechanisms, the serendipitous discovery that ketamine has a rapid and profound effect on depression and suicidality led to the realization that the glutamate system and the N-methyl-D-aspartate receptor (“NMDAR”) may also play an important role in depression and suicidality. In this study, acutely suicidal and depressed bipolar patients will receive a single low dose of IV ketamine to determine clinical response. For patients who respond with an acute improvement of suicidality and depressive symptoms, the investigational product will be taken orally twice daily for up to six weeks to determine if NRX-101 may prolong the resolution of depressive symptoms and time to clinical relapse.

Rationale for Developing NRX Sequential Treatment

NRX-100, an IV infusion of ketamine to induce acute response, is taken in conjunction with NRX-101, a fixed-dose combination oral capsule composed of DCS and lurasidone to maintain remission from acute suicidality in acutely depressed bipolar patients. The NRx Pharmaceuticals Sequential Therapy takes advantage of the unique synergistic confluence of three FDA-approved drugs with long histories of safety: DCS, lurasidone and ketamine.

DCS is a broad-spectrum antibiotic approved for the treatment of tuberculosis (Seromycin, or Cycloserine). DCS has been used in millions of individuals without report of significant safety concerns. Its antidepressant effects were first noted as a serendipitous observation in individuals with co-morbid tuberculosis and depression receiving high-dose DCS treatment for anti-tuberculosis therapy and subsequently confirmed in a prospective investigation. However, these were not pursued further at the time because of the liability of DCS to induce significant psychotomimetic side effects when given at high dose. The interaction of DCS with the NMDA receptor was first demonstrated in 1989, leading to some interest in NMDAR blockers as potential antidepressant treatments. For example, both DCS and the related compound ACPC were shown to be active in mice, using the forced swim test for depression.

Figure 8: Effect of DCS on persistent depressive symptoms in MDD, when added to existing anti-depressants.

High-dose (>500 mg) DCS was subsequently shown to reduce persistent depressive symptoms in patients with MDD despite adequate treatment with approved antidepressant agents. A slow DCS titration was used, with 250 mg/d X 3 days, followed by 500 mg/d for 18d (i.e., until end of week 3); followed by 750 mg/d for 1 week (i.e., until end of week 4), followed by 1000 mg/d (i.e., until end of study). In the study (Figure 8), significant beneficial effects were observed in 13 subjects vs. placebo control with SSRI-nonresponsive depressive symptoms. The

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improvements were manifest within two weeks and persisted throughout the six-week treatment period. These data suggest a >0.9 effect size. Statistical separation between groups was observed by end of week 4, i.e., within 1 week of initiation of a dose >500 mg/d. An unexpected finding of the study was that psychotomimetic effects of combined DCS and antidepressants were minimal, suggesting unexpected synergy between the two components of the treatment.

Figure 9: Effect of sequential ketamine and DCS treatment in acutely presenting bipolar depression patients receiving ongoing treatment with an atypical antipsychotic approved for treatment of bipolar depression. Top: Effect on depression ratings using the Hamilton Depression Rating Scale (HDRS, HAM-D). Bottom: Effect on suicidality as rated using the HAM-D suicidality item.

Lurasidone is an atypical antipsychotic with approval for the treatment of depressive episodes associated with bipolar depression in adults as a monotherapy and as an adjunctive therapy with lithium or valproate. Of the drugs in its class, lurasidone requires the lowest treatment dose and demonstrates the fewest side effects.

Ketamine HCl is a dissociative, rapid-acting general anesthetic for IV or intramuscular injection, approved for surgical anesthesia. Ketamine has a wide margin of safety. Its use for more than 12,000 types of operative and diagnostic procedures has been studied in over 10,000 subjects participating in 105 separate clinical studies. Ketamine has been shown in multiple randomized clinical trials to induce nearly immediate remission from depressive symptoms and also from suicidal ideation. However, the clinical effect has been demonstrated to diminish three days post-dose when used intravenously and 2 days post dose when the S-enantiomer is delivered intranasally.

Whereas ketamine is a direct NMDA channel blocker, which binds to the phencyclidine binding site, DCS in high doses has an NMDA-antagonist effect mediated through interaction with the glycine binding site. This effect is apparently unrelated to its properties as an anti-infective. By combining the potential of DCS to extend the anti-depressant effects of ketamine with the antipsychotic properties of lurasidone, the NRx Pharmaceuticals Sequential Therapy has the potential to stabilize individuals with bipolar depression during acute crisis and address a serious medical need.

NRX-100 (ketamine HCl, 0.5 mg/kg IV over 40 minutes) has been shown to induce acute reductions in suicidality and depression in patients with bipolar depression, relative to control. Numerous reports have documented a 50% reduction in the MADRS and a 75% reduction in suicidality following a single infusion of ketamine in patients with suicidal ideation and depression. While the repeat use of ketamine is not supported and may be contraindicated by the literature, DCS, when combined with Selective Serotonin Reuptake Inhibitor (SSRI) antidepressants in patients with treatment resistant depression, and when combined with atypical antipsychotics, in particular lurasidone, has shown separation from control and ability to maintain remission from suicidality and depression over 6 weeks with oral use (Figure 9).

Figure 10: Inhibition of NMDAR activity by DCS in the presence of glycine.

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Preclinical observations

Cross-species translation of DCS effect is based upon plasma level, such that NMDAR antagonist effects are observed consistently at plasma levels >25 µg/ml (~250 µM) (Figure 10). This plasma level is achieved in rodents with doses >30 mg/kg and in humans with doses >10 mg/kg. Evidence for functional target engagement at these doses comes from 1) rodent behavioral studies, 2) clinical studies of DCS in schizophrenia, and 3) clinical studies of DCS in depression.

Effects of DCS on NMDAR activation were first evaluated in 1990 by Hood et al., 1989 who noted inhibition of NMDAR activation by DCS at doses similar to our proposed active dose. These effects were subsequently confirmed by Watson et al., 1990, and the issue of high-dose antagonist effects of DCS were extensively discussed by Lanthorn et al., 1994.

Figure 11: Effects of the NMDAR antagonist AP7 (top panel) and DCS (bottom 2 panels) on fear-induced startle, showing similar effect of the 2 agents, and effective doses of DCS at >30 mg/kg.

The majority of rodent behavioral studies conducted with DCS used doses of DCS of 30 mg/kg produced significant dose-dependent anxiolytic effects in the fear-potentiated startle assay (Figure 11 middle and lower) that were similar to those produced by the known NMDAR glycine-site antagonist 7-chlorokynurenate. The authors state as follows: “…the results of the present study show that D-cycloserine exhibits anxiolytic activity at higher doses, an effect consistent with antagonist activity,” and also argue for potential effectiveness of DCS in treatment of anxiety- and fear-related disorders including generalized anxiety disorder or PTSD.

Human PK of DCS

Figure 12. PK of DCS during treatment of TB. From Hung, et al. 2014.

The PK of DCS in humans is well known based upon its long-standing use in the treatment drug-resistant TB. For example, Hung et al., 2014 evaluated plasma levels during treatment with different TB doses (Figure 12). As shown, clinical doses of 10 mg/kg (i.e., ~500-1000 mg depending upon body weight) produce plasma levels of ~25

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µg/mL, which is the target dose in our development program. It is also known that DCS readily cross the blood-brain barrier and is found in cerebrospinal fluid (CSF) at concentrations similar to those observed in plasma.

Based upon animal data, we predict that DCS will have significant anti-NMDAR effects in humans at doses >500 mg, which correspond to doses that produce plasma levels >25 µg/mL.

NRX-101 Safety

Figure 13: Rodent neurotoxicity study showing “Olney lesions” induced by the NMDAR channel blocker MK-801 (light green regions). No significant neurotoxicity was observed for DCS.

A major concern with use of agents that block the channel site of the NMDAR is their propensity to induce neurotoxicity within frontal brain regions (“Olney lesions”). This propensity for neurotoxicity has been observed with direct channel-blocking NMDAR agents, but has not been observed with any glycine-site modulator, such as NRX-101. The concern regarding neurotoxicity has caused FDA to issue new guidance for the development of NMDAR-targeted antidepressants, requiring neurotoxicity studies, according to FDA-agreed protocols. This element of NMDAR-targeted antidepressant use may become increasingly relevant in coming years, because drugs containing ketamine and dextromethorphan, two molecules with known neurotoxic potential in humans have been proposed for repeated administration in the treatment of depression.

We took advice from FDA in 2016 and conducted a rodent neurotoxicity study according to a protocol agreed in advance between FDA and NRx Pharmaceuticals. The combination of the drugs for the NRx Pharmaceuticals Sequential Therapy (DCS, lurasidone, and ketamine) were tested according to this protocol and found to have no evidence of neurotoxicity (Figure 13) demonstrating safety factors of 4-fold, 16-fold and 7.4-fold for ketamine, DCS, and lurasidone, respectively. Each of the proposed drugs has a long history of safe use in humans, and their adverse event profiles are well characterized.

Figure 14. Relative effects of DCS and ketamine on rodent self-administration, showing a significant difference between ketamine and DCS, and no significant difference between DCS and saline. Source: Psychogenics, Inc.

Direct channel-blocking NMDAR-targeted antidepressants have shown substantial propensity for addiction and abuse liability, a propensity that has not been seen with glycine site modulators. This propensity may be related to theories that have been advanced indicating that such agents also bind to opiate receptors. DCS has also been investigated in a drug-abuse liability assay using intravenous self-administration. Both ketamine and S-ketamine are known to have significant abuse liability and support self-administration in rodents. Substantial abuse liability is also known in association with dextromethorphan. We conducted a rodent abuse liability study in which, the relative abilities of ketamine, S-ketamine and DCS to support self-administration were investigated in animals trained to self-administer ketamine (Figure 14). As expected, both ketamine (gray bar) and S-ketamine (yellow bar) significantly replaced ketamine, consistent with high clinical abuse potential. DCS did not significantly replace ketamine in this assay, consistent with lack of reported clinical use despite >50 years of clinical use.

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NRx Pharmaceuticals Sequential Therapy (NRX-100 Followed by NRX-101) for the Treatment of Acute Suicidal Ideation and Behavior in Bipolar Depression: the STABIL-B Study

An initial study was conducted to confirm the selected dosing levels for DCS and lurasidone and evaluate the NRx Pharmaceuticals Sequential Therapy approach. The study enrolled patients with severe bipolar depression and acute suicidal ideation and behavior. Severe depressive symptoms as defined as a score of 30 or higher on the Bipolar Inventory of Symptoms Scale (BISS) derived MADRS score (BDM). Active suicidal intent with or without plan, was defined as a score of 4 or 5 using the Columbia Suicide Severity Rating Scale (C-SSRS). In Stage 1, all subjects received treatment with a blinded infusion of ketamine (0.5 mg/kg) or saline. Response to Stage 1 was defined as 25% improvement in BDM, and C-SSRS ☐3. Responders to Stage 1 were entered into a 6-week double-blind comparison study of NRX-101 vs. lurasidone alone. The objective of the study was to demonstrate significant superiority of NRX-101 vs. lurasidone alone for maintenance of improvement and prevention of relapse following initial successful IV ketamine treatment.

Dosing: Target doses were used of 950 mg for DCS and 66 mg for lurasidone. Both compounds were titrated upwards over the initial 5-d of treatment. Flexible dosing was permitted to allow dose reduction for side effects, or dose increases for agitation.

Endpoints: The primary endpoint consisted of relative change in depression (BDM) score between NRX-101. Secondary endpoints included suicidality, as reflect in both C-SSRS score and clinician-rated global suicidality impression score (CGI-SS) and relapse.

Study results (figure 15):

Stage 1: 22 subjects entered Stage 1. 17 were assigned to IV ketamine (NRX-100) and 5 to saline. All subjects showed significant response to treatment and were entered into Stage 2.

Stage 2: Data were analyzed for the 17 subjects who responded to IV ketamine in Stage 1. These subjects were randomized to either NRX-101 (n=12) or lurasidone along (n=5). Sequential treatment with ketamine/NRX-101 significantly reduced depression symptoms compared to sequential treatment with ketamine/lurasidone alone (p=.032) in a last-observation carried forward (LOCF) analysis. In a parallel MMRM analysis, a statistical difference of p=.09 was observed between groups. In addition, there were no relapses during NRX-101 treatment (0/12, 0%) vs. 2 relapses in the lurasidone alone group (2/5, 40%). The between-group significance level of p=.0735 was not significant but showed feasibility of detecting a difference with larger samples given a similar response pattern.

In LOCF analyses of secondary endpoints, a significant between-group difference was also observed both for suicidality score (C-SSRS) (p=.02) and for clinical-rated global impression of suicidality (CGI-SS) (p=.019). These findings suggest clinically noticeable between-group differences in liability for return of suicidality following initial ketamine treatment. Both effects were non-significant (p =.11; p=.15) on MMRM analysis.

Figure 15: Change in depression (BDM) score during Stage 1 and Stage 2 of the STABIL-B study. All subjects improved significantly in Stage 1. In Stage 2, subjects assigned to NRX-101 showed no significant worsening of depression, or reversion toward pre-Study 1 baseline. By contrast, significant worsening was observed in the lurasidone alone group. The mean difference in BDM score through day 42 was 7.7 points (p=.032 between groups), which was considered a statistically large effect (d=1.60). Source: NRx Pharmaceuticals, unpublished data.

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No significant treatment-related safety issues were observed in either group, and no deaths were reported in the study. Plasma DCS levels achieved during the study were within the range expected based on prior human PK studies.

Study interpretation

Overall, these results support continued development of NRX-101 for maintenance of clinical benefit in both depression and suicidality following initial successful treatment with IV ketamine. Significant between group differences were observed on LOCF analysis for both depressive symptoms, which was the prespecified primary endpoint, and for suicidality, which was a pre-specified key secondary endpoint. For suicidality, significant LOCF differences were observed not only for formal suicidality ratings, but also for clinical impression, suggesting clinically meaningful effect.

Although the differences were not significant in MMRM analyses, the magnitude of between-group differences suggested that a sample size of 72 subjects would be sufficient to achieve clinical significance given similar magnitude of effect. In addition, the study supported feasibility of the sequential NRX-100/NRX-101 treatment approach and supported continued use of the combined DCS/lurasidone formulation.

Ongoing Phase III clinical trial

An ongoing study is investigating effects of NRx Pharmaceuticals Sequential Therapy with IV ketamine (NRX-100) following by combined DCS + lurasidone (NRX-101) vs. ketamine-lurasidone alone. This study uses a more rapid titration schedule for DCS than was used in STABIL-B, which permits proposed therapeutic dosing levels to be obtained more rapidly. Otherwise, study methodology remains similar. The objective of the study is to replicate findings from both the Kantrowitz et al., 2015 study and STABIL-B trial showing rapid remission of symptoms on initial ketamine treatment, followed by maintained improvement throughout the 6-week NRX-101 treatment period. The primary hypotheses are that NRX-101 will be superior to lurasidone alone in maintenance of remission following initial successful ketamine treatment, as reflected both in a significant between-group separation on depression and suicidality scores as rated by the MADRS and C-SSRS scales, and in prevention of clinician-rated relapse.

The study is being conducted under a Special Protocol Agreement (SPA) with FDA, and the treatment has been granted breakthrough status. The study will enroll 72 subjects ages 18-65 who will be randomized 2:1 to NRX-101 vs. lurasidone. It is presently implemented at 4 treatment sites. Recruitment was halted in February 2020 due to concerns about COVID-19. We anticipate resumption of enrollment in the second half of 2021.

Clinical Objectives

Our clinical objective is to offer patients the clinical benefit of rapid reduction in symptoms of depression and suicidal ideation that has been observed with intravenous ketamine, while maintaining that benefit with a daily oral agent that does not have ketamine’s potential for abuse and psychosis. NRX-101 is designed to offer an oral, rapid-onset and sustained home-use therapy that can significantly extend ketamine’s proven anti-suicidal benefit and reduce the side effects of ketamine.

We believe that NRX-101 possesses potential development advantages over competing solutions, including:

•	Initial focus on bipolar depression. Competitors’ pipeline products are focused on MDD and exclude bipolar patients from clinical trials.

•	Use of non-toxic pharmaceutical ingredients for oral therapy. Ketamine and other NMDA blocking drugs are well-known to have the potential to cause brain cell death when abused (i.e. Olney Lesions) and recent FDA guidance requires that proposed NMDA-targeted antidepressants prove the lack of neurotoxicity on histological studies. We have demonstrated that even at systemically-toxic doses of DCS in non-clinical subjects, no neurotoxicity is seen.

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•	Lack of hallucinations and vomiting with NRX-101. Ketamine has been associated with hallucinations and other dissociative side effects in numerous clinical studies and, in its nasal form, a 20% incidence of vomiting. These side effects have not been seen in initial human studies of NRX-101.

•	Lack of habituation and addiction. Ketamine is a DEA schedule 3 controlled substance and known to be highly addictive. We have conducted industry-standard habituation studies which show no addiction potential for NRX-101 and there is no history of abuse of DCS in more than 60 years of human use.

NRX-102

The majority of patients with depression have MDD and PTSD, as opposed to bipolar depression. Whereas episodes of depression in bipolar disorder are episodic and tend to resolve in two to three months, depression is a chronic feature of MDD and PTSD. NRX-102, which involves a fixed dose combination of DCS with Mirtazapine, a currently-approved antidepressant. In the 2013 Phase 2 study, clinical data demonstrate the potential efficacy of DCS in combination with SSRI antidepressant versus an SSRI antidepressant alone in treating patients with treatment-resistant MDD.

As a follow-on to NRX-101, we plan to pair DCS with Mirtazapine, (one of the SSRI antidepressants evaluated in the Phase 2 study) or its isomers in a fixed-dose combination. We expect to continue the exploratory preclinical development of NRX-102 in the second half of 2021. Further, we have identified additional 5-HT2A antagonists that may be appropriately paired with DCS for Development of NRX-102 is further guided by preclinical data disclosed in our patents and publications which demonstrates that DCS may inhibit the akathisia induced by SSRI antidepressants.

NRX-201/202

Existing clinical data have shown DCS to be a useful initial therapeutic agent with which to target the glycine site on the NMDA receptor. However, DCS has mixed agonist/antagonist effects and its antagonist properties are only manifest at high doses of DCS. We have identified other small molecule NMDA antagonists that are effective at lower doses and may be paired in a 1:1 molar ratio with 5-HT2A antagonists in order to yield a dual-targeted pro-drug. Accordingly, we are engaged in initiating medicinal chemistry and rationale design initiatives in order to develop candidate prodrugs that will expand on the dual-targeted properties of NRX-101 and 102.

NRX-201/202 will target bipolar depression and MDD/PTSD, respectively, and are anticipated to replace the DCS component of NRX-101/102 with a molecule that is more specifically targeted than DCS at the same glycine site target. Our patent portfolio includes issued and pending claims for many such dual-targeted combinations.

Manufacturing and Distribution

We have partnered in the United States with Nephron Pharmaceuticals and in Israel with Nextar, LTD to manufacture our drug. Both are qualified cGMP manufacturers, inspected by the US FDA and, in the case of Nextar, by EMEA and the Israel Ministry of Health as well). We have also signed a contract with Cardinal Health (as defined below) to distribute our product nationwide.

BriLife Vaccine for COVID-19

The Israel Institute for Biological Research (“IIBR”) was established in 1952 as a governmental research institute founded by scientists from the IDF Science Corps and academic organizations under Israel’s Prime Minister’s Office. IIBR is located in the city of Ness Ziona, Israel. In 2020, at the order of the Israeli Prime Minister, the IIBR developed the BriLife™ vaccine against COVID-19.

On July 12, 2021, Israel’s Minister of Health announced a binding Memorandum of Understanding with NRx granting NRx exclusive worldwide license to develop and market the vaccine.

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The Brilife (IIBR-100) vaccine contains a recombinant vesicular stomatitis virus (VSV), an animal virus that does not cause disease in humans. The spike protein was replaced with that of SARS-CoV-2 that “results in rapid and potent induction of neutralizing antibodies against the SARS-CoV-2 coronavirus.”

Brilife (VSV ΔG) is a live virus vector-based vaccine that built on a previously FDA-approved platform used successfully against Ebola. BriLife genetically engineers the VSV- ΔG to express the spike protein of the SARS-CoV-2 coronavirus on its envelope. The human body recognizes the spike protein expressed on the envelope and begins to develop an immunological response. Because the whole spike protein is expressed, it binds to human Angiotensin Converting Enzyme 2 (ACE2) receptors that are found in the lung and skin. These are the same receptors to which the SARS-CoV-2 virus binds. The non-clinical efficacy of the vaccine was demonstrated using the golden Syrian hamster in-vivo model for COVID-19, where it was shown that a single-dose vaccination with the rVSV-ΔG-SARS-CoV-2-S vaccine resulted in a rapid and potent induction of SARS-CoV-2 neutralizing antibodies. In addition, vaccination protected hamsters against SARS-CoV-2 challenge, as demonstrated by the abrogation of body weight loss in immunized, com-pared to unvaccinated hamsters, and alleviation of the extensive tissue damage and viral loads in lungs and nasal turbinates.

In its collaboration with NRx, announced on July 12, 2021, the IIBR will provide technical assistance while receiving customary royalty and milestone payments for its intellectual property.

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On June 19, 2020, a non-peer-reviewed study concluded the vaccine ‘generated rVSV-ΔG-spike, a recombinant replication-competent VSV-based vaccine candidate expressing the SARS-CoV-2 spike protein. The rVSV-ΔG-spike resembles the SARS-CoV-2 in spike expression properties, antigenicity, and ability to induce neutralizing antibody production (Fig 8). Moreover, single-dose vaccination of hamsters with rVSV-ΔG-spike elicits a safe, effective, and sufficient neutralizing antibody response against the SARS-CoV-2 challenge.

The IIBR-100 vaccination protected SARS-CoV-2 inoculation, manifested in the rapid return to normal physiological parameters lung protection and rapid viral clearance. These results pave the way for further examination of rVSV-ΔGspike in clinical trials as a vaccine against SARS-CoV-2.

Figure 8: Nonclinical Dose Response

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A Phase 1/2 trial was conducted in Israel. Vaccination with BriLife at a 107 concentration demonstrated mean levels of Neutralizing Antibody comparable to those seen in convalescent individuals (Fig 9). This level of immunity exceeds current non-mRNA vaccines. On November 27, 2020, Jerusalem Post reported the director of the clinical research unit at Hadassah, Professor Yossi Karko, as stating, “We are pleased to announce that the first Phase of the clinical research trial of the coronavirus vaccine was a success.”

Figure 8: Neutralizing Antibody levels following 107 Prime/Boost immunization compared to convalescent individuals.

If the 108 prime/boost regimen achieves twice the level of Neutralizing Antibody, it’s predicted immunity will be comparable to mRNA vaccines. Figure 9 extrapolates from the work of Khoury, et. al., to suggest the percent efficacy that has been seen with other vaccines in the clinic.

Figure 9: Protective efficiency of COVID vaccines as a function of Neutralizing Antibody titer.

The BriLife vaccine potentially offers substantial benefit against variants of SARS-CoV-2 compared to mRNA vaccines. Because it presents the entire spike protein complex to the immune system, variations in the spike complex may be less likely to circumvent the vaccine-generated immunity. Moreover, new variants of the spike complex can rapidly be introduced to the self-propagating vaccine in order to continue to evolve the vaccine as variants emerge.

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Summary of NRx Material In-licensing Obligations

NRX-100/101

Glytech Development and License Agreement

We have entered into the Glytech DLA, dated May 2, 2016, which amended and restated an earlier agreement dated August 6, 2015, and which was further amended on four occasions by written agreements dated October 19, 2016, June 13, 2018, April 16, 2019 and December 31, 2020.

The License

Pursuant to the Glytech DLA, Glytech granted to NRx an irrevocable, perpetual, exclusive (even as to Glytech) royalty-free license, with the right to sublicense, to use the Licensed Technology (as defined below) to develop, manufacture and offer for sale drug products for the treatment of depression and suicide associated with bipolar disorder in humans, including all products containing (a) DCS (including metabolites and structural variants thereof) combined with an antidepressant agent or an antipsychotic agent (including but not limited to lurasidone), or (b) DCS (including metabolites and structural variants thereof) for treatment of all types of bipolar, depressive and/or anxiety disorders and/or symptoms thereof. The key composition of matter patent (U.S. Patent No. 10,583,138) that supports NRx was assigned to us by Glytech in January 2021 and is no longer the subject of a license grant under the Glytech DLA; and (2) Glytech agreed to transfer and assign the remainder of the Licensed Technology and the Excluded Technology (as defined below) which are not essential for the manufacture or sale of NRX-101 - to NRx for no additional consideration at any time upon receipt of written notice from us if, on or prior to August 6, 2022, (i) the value of the Glytech equity holdings in NRx (the “Glytech Equity”) has an aggregate liquidity value of at least $50 million for twenty (20) consecutive trading days immediately preceding any given date and (ii) there are no legal or contractual restrictions on selling all of the securities represented by the Glytech Equity then applicable to Glytech (or reasonably foreseeable to be applicable to Glytech within the following twenty (20) trading days). NRx Pharmaceuticals believes the criteria have been met pending the registration of Glytech shares.

Glytech also agreed to transfer and assign the Licensed Technology and the Excluded Technology to us for no additional consideration simultaneously with the closing of a merger, acquisition or other transaction involving NRx, where, as a result of such transaction, Glytech receives at the closing thereof, by virtue of its status as a stockholder of NRx, at least $50 million in cash proceeds.

As used in this section of the Glytech DLA, the term “Aggregate Liquidity Value” for any given date means the sum of each trading day’s Daily Liquidity Value during the Eligible Measurement Period applicable for such date, and “Daily Liquidity Value” for any particular trading date means the aggregate proceeds Glytech would receive if it sold that number of shares of Glytech Equity on such trading date equal to 5% of the total number of shares of Common Stock or successor stock sold on such trading date. “Licensed Technology” means the patent rights and know how that disclose, describe or claim subject matter relating to use of DCS in combination with one or more antidepressants or one or more atypical antipsychotics (e.g., lurasidone) that are controlled by Glytech or its affiliates. “Excluded Technology” means any other patent right and knowhow owned by Glytech that does not relate specifically to compositions containing either DCS or lurasidone.

NRx Obligations

The Glytech DLA imposes certain obligations on NRx in connection with maintaining the Glytech License, which include:

•	NRx is required to pay to Glytech a fixed annual support payment in the amount of $250,000 per year and to reimburse reasonable, documented travel expenses not exceeding $50,000 per year to support travel to meetings related to patent prosecutions.
•	NRx has assumed responsibility for the payment of ongoing patent prosecution costs and related costs required to perfect the Licensed Technology and related intellectual property rights.
•	Prior to the assignment of the Licensed Technology and Excluded Technology by Glytech to NRx (such date, the “Assignment Date”), NRx is required to pay or reimburse Glytech for the full costs of defending any patent rights included in the Licensed Technology and Excluded Technology.

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•	Prior to the Assignment Date, NRx has an obligation to institute, prosecute and control any action or proceeding with respect to any suspected or actual infringement or misappropriation by a third party of any Licensed Technology and Excluded Technology at its own expense. After the Assignment Date, NRx will be the owner of the Licensed Technology and the Excluded Technology, and as such will have full discretion in the institution and prosecution of any infringement action involving the Licensed Technology and the Excluded Technology.
•	NRx has agreed to indemnify Glytech and certain related parties from and against any liability or expense (including attorneys’ fees) resulting from suits or claims by any third party arising out of (i) NRx’s, or its permitted sublicensee’s, sale or experimental use of products developed from any advice or assistance provided by Glytech hereunder; or (ii) the death of or injury to any person or any damage to property, arising from the development, manufacture, marketing, sale or use of any product developed from the Licensed Technology. NRx’s obligation to indemnify Glytech does not apply to any losses arising from the gross negligence or willful misconduct of Glytech or its related parties or any breach by Glytech of the Glytech DLA.

Glytech Termination Rights

The term of the Glytech DLA continues for an indefinite period unless terminated by one or both parties in accordance with its terms. Glytech has an independent right to terminate the Glytech DLA in the event that (a) NRx is in material breach of the Glytech DLA, including material breaches of the obligations set forth above, and does not rectify such breach within thirty (30) days of notification (unless such breach is not capable of rectification within such thirty (30) day period and NRx acts diligently in a commercially reasonable manner to correct such breach) or (b) if NRx becomes insolvent or has proceedings in voluntary or involuntary bankruptcy instituted against it.

If Glytech terminates the Glytech DLA, then the Glytech License is withdrawn and NRx is required to transfer and assign all of its assets to Glytech, including without limitation any inventions, patent rights and knowhow developed by NRx from the Licensed Technology and all data and research, in whatever format, relating to the Licensed Technologies and the products.

NRx is currently in compliance with its obligations under the Glytech DLA.

Sarah Herzog Memorial Hospital License Agreement

NRx entered into an Exclusive License Agreement with SHMH, dated April 16, 2019 (the “SHMH License Agreement”).

The License

The SHMH License Agreement grants NRx an exclusive, worldwide, royalty bearing license to U.S. Patent No. 9,789,093, certain patent applications pending at that time as well as subsequently filed patent applications in the same priority families, and patents issuing therefrom, including corresponding foreign patents and patent applications (together, the “Licensed Patents”), to develop, manufacture, offer for sale and otherwise commercialize drug products for the treatment of depression and suicide associated with bipolar disorder in humans, including all products containing (a) DCS (including metabolites and structural variants thereof) combined with an antidepressant agent or an antipsychotic agent (including but not limited to lurasidone), or (b) DCS (including metabolites and structural variants thereof) for treatment of all types of bipolar, depressive and/or anxiety disorders and/or symptoms thereof. We have the right to grant sub-licenses, subject to the agreed sub-licensing procedure, but is liable to SHMH for any breaches of a sub-license by a sub-licensee.

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NRx Obligations

We are required to make certain payments in order to maintain the license, including:

Milestone Payments

End of Phase I Clinical Trials of Licensed Product	$100,000
End of Phase II Clinical Trials of Licensed Product	$250,000
End of Phase III Clinical Trials of Licensed Product	$250,000
First Commercial Sale of Licensed Product in U.S.	$500,000
First Commercial Sale of Licensed Product in Europe	$500,000
Annual Revenues Reach $100,000,000	$750,000

The milestone payment due above may be reduced by 25% in certain circumstances, and by the application of certain sub-license fees.

Royalties

A royalty in an amount equal to: (a) 1% of revenues from the sale of any product incorporating the Licensed Patents when at least one Licensed Patent remains in force, if such product is not covered by a Valid Claim (as defined below) in the country or region in which the sale occurs, or (b) 2.5% of revenues from any product incorporating the Licensed Patents that is covered by at least one Valid Claim in the country or region in which such product is manufactured or sold. A “Valid Claim” means any issued claim in the Licensed Patents that remains in force and that has not been finally invalidated or held to be unenforceable. The royalty rates above may be doubled if we commence a legal challenge to the validity, enforceability or scope of any of the Licensed Patents and does not prevail in such proceeding.

Royalties shall also apply to any revenues generated by sub-licensees from sale of licensed products subject to a cap of 8.5% of the payments received by us from sub-licensees in connection with such sales.

Annual Maintenance Fee

A fixed amount of $100,000 was paid on April 16, 2021 and, thereafter, a fixed amount of $150,000 is due on the anniversary of such date during the term of the SHMH License Agreement.

Costs of Licensed Patents

We are required to reimburse SHMH for any costs incurred in filing and prosecuting the Licensed Patents during the term of the SHMH Agreement. We are also responsible for paying directly any ongoing costs associated with the maintenance of the Licensed Patents.

Other Obligations

The SHMH License Agreement imposes certain other obligations on us, including:

•	The use commercially reasonable efforts to develop, test, manufacture, obtain regulatory approval for and actively market at least one product using the Licensed Patents.
•	The indemnification of SHMH and certain of its affiliates against any claims, proceedings, and liabilities, including legal expenses, resulting from any third party claims arising from (i) the development, manufacture, marketing, sale or use of products incorporating the Licensed Patents or (ii) arising from any material breach of the SHMH License Agreement. The indemnification obligation does not apply to the extent of the gross negligence or misconduct of SHMH or its affiliates.
•	The maintenance at Company expense of clinical trial and general commercial liability insurance in amounts not less than USD$1 million per occurrence/aggregate of USD $3 million for death or personal injury and USD$1 million per occurrence/aggregate of USD $3 million for property damage, with SHMH named as an additional insured under such policies.
•	Record keeping and reporting requirements.

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The Licensed Patents are at risk if we fail to fulfill its payment and other obligations under the SHMH License Agreement, including the obligations described above. We are currently in compliance with its obligations under the SHMH License Agreement.

SHMH Termination Rights

The term of the SHMH License Agreement continues until the expiration of the last-to-expire Licensed Patent or a final judgement invalidity or unenforceability of the last Licensed Patent.

SHMH has the independent right to terminate the SHMH License Agreement in the event that NRx (a) is in material breach and does not rectify such breach within sixty (60) days of written notification of such breach or (b) becomes insolvent, or has proceedings in voluntary or involuntary bankruptcy instituted against and such proceeding is not set aside within sixty (60) days. If we make an application or claim that challenges the validity, enforceability or scope of any of the Licensed Patents, SHMH also has the right to terminate the SHMH License Agreement in respect of the Licensed Patents that are included in such proceeding.

Upon termination of the SHMH License Agreement, the license to use the Licensed Patents will terminate, and all rights included therein shall revert to SHMH.

As of the date hereof, we have not received any notice from SHMH alleging any material breach of the SHMH License Agreement by NRx.

Aviptadil/ZYESAMI

State University of New York License and Option Agreement

We have entered into a written License and Option Agreement as described below with the Foundation, dated September 1, 2020 (the “SUNY License Agreement”).

The License

Pursuant to the SUNY License Agreement, the Foundation has granted to us a revocable, non-exclusive, worldwide license, without the right to sublicense, with royalties paid for two (2) years, to use Foundation Subject Matter (as defined below) to develop, manufacture and offer for sale products and/or services for the therapeutic treatment of COVID-19 in humans and/or COVID-19 associated respiratory failure. Although the license is non-exclusive, the Foundation has agreed in writing that it will not grant any other licenses to Foundation Subject Matter that would allow any third-party to manufacture or offer for sale products or services for the treatment of COVID-19 during the term of the SUNY License Agreement.

“Foundation Subject Matter” means the technical information and material that are owned by Foundation, and all other intellectual property, including scientific and clinical information and data, protocols, trademarks, and trade secrets associated with or relating to (a) the therapeutic uses of the Foundation Subject Matter to treat COVID-19 in humans and/or COVID-19 associated respiratory failure (the “Primary Field Use”) and (b) the therapeutic or prophylactic uses of the Foundation Subject Matter to treat other human pulmonary disorders, including adult respiratory distress syndrome (“ARDS”) and sepsis (the “Alternative Field Use”). Such technical information and materials include know-how, formulations, knowledge, compositions, methods, processes, and procedures pertaining to the isolation, preparation, formulation, and/or administration of VIP for the treatment of a human disorder, which includes the IND application entitled “Vasoactive Intestinal Peptide (VIP) in the Adult Respiratory Distress Syndrome”, Hussein Foda, MD, Investigator; State University of New York at Stony Brook, Sponsor.

The term of the SUNY License Agreement is two (2) years from the date of the agreement (the “Term”) during which period, the parties are expected to negotiate a superseding royalty-bearing license for the Primary Field Use. The royalty rate and other terms and conditions contained in any such superseding license will be negotiated by the parties taking into account the prevailing circumstances and consistent with industry standards. If the parties are unable to reach agreement on the terms and conditions of the superseding license, the current license will terminate at the end of the Term unless otherwise agreed.

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The Option

The SUNY License Agreement also grants an exclusive option to NRx to negotiate for a commercial royalty-bearing, worldwide license with the right to sublicense, to manufacture and offer for sale products and/or services that encompass the Foundation Subject Matter for the Alternative Field Use. During the Term, the Foundation has agreed to refrain from offering any commercial rights whatsoever in Foundation Subject Matter for the Alternative Field Use to any third party. However, if NRx exercises its option and the parties are unable to agree to terms and conditions for a royalty bearing commercial license within 60 days, the option will automatically terminate and NRx will have no rights to Foundation Subject Matter in the Alternative Field Use.

NRx Obligations

The SUNY License Agreement imposes certain obligations on NRx in order to maintain the license, including the following:

●	A fixed maintenance fee in the amount of USD$50,000 due to the Foundation on September 1, 2021 was paid.

●	We are required to diligently pursue the development and commercialization of the Foundation Subject Matter through the implementation of an agreed Development & Commercialization Plan.

●	We must indemnify and hold harmless the Foundation and certain of its affiliates against any liability, damage, loss or expense (including reasonable attorneys’ fees) incurred in connection with any claims or actions arising out of (i) the development manufacture, marketing sale or use (in commerce or human clinical trials) by NRx or its affiliates of any product, process or service relating to, or developed pursuant to, the SUNY License Agreement; or (ii) any other activities carried out by or on behalf of NRx pursuant to the SUNY License Agreement. Such indemnity does not apply if the liability, damage or loss is attributable to the negligent activities of the Foundation or its affiliates.

●	We are required, at its sole cost and expense, to procure and maintain policies of comprehensive general liability insurance in amounts not less than USD$5 million with the Foundation named as an additional insured under such policies.

●	We are required to maintain full and accurate books and records, which the Foundation has the right to inspect, and to provide semi-annual reports, including the status of our progress with the agreed plan for development and commercialization of the Foundation Subject Matter.

●	We are required to comply with all applicable laws, including export controls regulations.

We are currently in compliance with its obligations under the SUNY License Agreement.

SUNY Termination Rights

The Foundation has the right to deliver a default notice if we commit a material breach of the SUNY Licensee Agreement. If NRx is unable to cure such default within thirty (30) days following notice and provide adequate assurance of future performance, then the Foundation may terminate the SUNY License Agreement. The SUNY License Agreement terminates automatically if NRx: (i) ceases to attempt to carry on its business with respect to the rights granted in such agreement; (ii) becomes insolvent; (iii) makes an assignment for the benefit of creditors; or (iv) challenges the validity or enforceability of such agreement before any court, arbitrator, or other tribunal. Upon termination of the SUNY License Agreement for any reason, we must cease all use of Foundation Subject Matter.

As of the date hereof, we have not received any notice from the Foundation alleging any material breach of the SUNY License Agreement by NRx.

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U.S. Government Rights

The license granted by the Foundation is subject to the rights of the United States Government, if any, resulting from any funding of the Foundation Subject Matter by the United States Government. This may include (i) reserving to the United States Government, a royalty-free, non-exclusive, non-transferable license to use the Foundation Subject Matter and (ii) requiring that any products produced using the Foundation Subject Matter that are used or sold by us in the United States must be manufactured substantially in the United States unless a waiver under 35 U.S.C. Section 204 is granted by the appropriate United States government agency.

Binding Collaboration Agreement with Relief Therapeutics

We have entered into a Binding Collaboration Agreement, dated as of September 18, 2020, with Relief Therapeutics Holding AG and its wholly owned subsidiary Therametrics Discovery AG.

The Collaboration

The Relief Agreement establishes the terms under which NRx and Relief Therapeutics will collaborate and assist each other to maximize revenues in their respective territories from the Relief Product. The NRx territory includes the United States, Canada, and Israel. The Relief Therapeutics territory includes the European Union, Switzerland, Iceland, Norway, the United Kingdom, the Channel Islands, Liechtenstein, Monaco, Andorra, San Marino and Vatican City. The collaboration will be conducted on an exclusive basis and the parties have agreed not to develop or commercialize any drug product that may be competitive with the Relief Product.

The Relief Agreement provides that Relief Therapeutics fund the costs associated with the clinical trials and development of the inhaled Relief Product in the United States, which will be conducted and managed by NRx. We are responsible for ensuring that the cost of the clinical trials and development activities do not exceed the budget contemplated accepted by the parties by more than 30%.

The Relief Agreement also provides options for the parties to develop the Relief Product to treat health conditions outside the COVID-19 zone and for the commercialization of the Relief Product outside the parties’ respective territories.

The other assets that the parties bring to the collaboration include:

Relief Therapeutics:

●	funding for clinical trials, formulation and stability of the Relief Product, and purchasing supplies for drug manufacturing;

●	U.S. Patent No. 8,178,489, and related patents and corresponding foreign patents;

●	U.S. and European Union Orphan Drug Designations related to ARDS, sarcoidosis, and pulmonary hypertension;

●	EU-compliant toxicity file and preclinical data; and

●	Clinical Phase 2 data from prior in-human trials conducted in the EU.

NRx:

●	U.S. regulatory information;

●	Authorized application, and information included in, or pursuant to, United States IND 149,152 or United States IND 151,070 and related documents;
●	Good Clinical Practices (“GCP”) clinical trial structure with multiple qualified study sites, data monitoring, institutional review board, active protocols, and ongoing data collection;

●	Manufacturing and cGMP formulation and stability data for the Relief Product; and

●	Qualification through SAMS and teaming agreements with BARDA preferred partners.

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For U.S. regulatory purposes, NRx is the sole applicant on any NDA or other application for a regulatory license submitted to the FDA with respect to the Relief Product. However, the parties jointly control all material decisions related to any NDA and any related matters.

Funding by Relief Therapeutics

The Relief Agreement provides that Relief Therapeutics fund the costs associated with the clinical trials and development of the inhaled Relief Product in the United States, which will be conducted and managed by NRx. We are appointed to direct, design, and implement the entire pathway for US drug approval for the Relief Product. Pursuant to the Relief Agreement, NRx is responsible for not exceeding the Relief Product trial budget of $8.3 million by more than 30% (approximately $10.7 million) for the original sample size of 144 participants (the “Initial Budget”). In October 2020, the study’s Data Safety Monitoring Board and statistical consultant advised us to increase the size of the study to at least 200 participants, resulting in an additional $4 million in potential study costs. The Relief Agreement states that costs of drug formulation, manufacture, CMC, stability, etc., are not included within Initial Budget, however, Relief is required to fund the costs of formulation, stability, and manufacturing at MedisourceRx, Bachem, and Nephron Pharmaceuticals.

The Relief Agreement states that in the event Relief Therapeutics does not approve additional overages to the Initial Budget, NRx shall be free to bring in other parties in order to complete the Relief Product study. The Relief Agreement further provides for Relief Therapeutics to fund the costs associated with the clinical development of the inhaled Relief Product in the United States in reliance upon our agreement to conduct, manage, supervise and oversee its clinical development. Should Relief Therapeutics not fund the costs associated with the clinical development of the inhaled Relief Product in the United States, then we shall have the freedom to bring a replacement investor.

As of August 30, 2021, Relief Therapeutics has reimbursed us for approximately $10.9 million of expenses, but has not paid approximately $10 million in invoiced costs associated with conduct of the Relief Product clinical trial, reformulation, and manufacture of ZYESAMI. Additionally, Relief Therapeutics has declined to approve the budget and has not funded the costs of the inhaled trial. We have advised Relief Therapeutics that we are funding those costs with capital provided by other investors. This lack of funding on the part of Relief Therapeutics, therefore, does not negatively impact our ability to continue development of ZYESAMI. We reaffirm our commitment to honoring our collaboration agreement with Relief Therapeutics and are committed to resolving these issues with Relief Therapeutics in an amicable manner, although these circumstances may lead to a dispute with Relief Therapeutics regarding what share of profits Relief Therapeutics should be entitled to receive based upon its reduced participation in the project.

Sharing of Intellectual Property

Under the Relief Agreement, each party has a broad right to use the other party’s intellectual property to develop and commercialize the Relief Product in its respective territory. To the extent necessary, each party is required to grant, or obtain from third parties, cross-licenses to allow the other party to use its intellectual property in the other party’s territory.

Each party will continue to own the intellectual property it possessed prior to the collaboration, and any intellectual property that is developed jointly by the parties relating to the Relief Product will be owned jointly by the parties and each party will have the right to use any joint intellectual property in its territory. Each party is responsible for filing and prosecuting applications for patents, trademarks and other intellectual property in their respective territories and for the protection, maintenance, and enforcement of such intellectual property in such territory.

Commercialization

Under the Relief Agreement, each party will develop a commercialization plan for the Relief Product in its territory, which is subject to approval by the other party, and each party is obligated to use commercially reasonable efforts to commercialize the Relief Product in its territory consistent with the approved commercialization plan.

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Each party will have full rights to commercialize the Relief Product in its territory, subject to the approved commercialization plan, including the right to work with licensees, distributors, research organizations, marketing organizations and other third parties. Each party has agreed not to commercialize the

Relief Product in the other party’s territory. Relief Therapeutics retains the right to identify commercialization partners for countries outside the parties’ territories, and any arrangements with such commercialization partners will be subject to the terms of the Relief Agreement.

Division of Profits

Pursuant to the terms of the Relief Agreement, the parties will share the net profits from the sale of the Relief Product as follows:

	NRx
	Pharmaceuticals
	Share	Relief Share
NRx Territory	50%	50%
Relief Therapeutics Territory	15%	85%
Rest of the World	20%	80%

Each party is required to maintain books and records sufficient to confirm the net profits generated from the sales of Relief Product in their respective territories and each party has the right to audit the other party’s books and records. The net profits will be calculated after reimbursement to Relief Therapeutics for the cost of any supplies funded by Relief Therapeutics in connection with the manufacturing of the Relief Product.

Our share of the profits from our territory could be at risk if we do not achieve at least 70% of the sales targets agreed from time to time by the parties (absent macroscopic changes in the market environment), in which case, Relief Therapeutics has the right to engage an outside sales entity to manage U.S. sales.

As described above in the section titled “- Funding by Relief Therapeutics” and elsewhere in this prospectus, we reaffirm our commitment to honoring its collaboration agreement with Relief Therapeutics and is committed to resolving these aforementioned issues with Relief Therapeutics in an amicable manner, although these circumstances may lead to a dispute with Relief Therapeutics regarding what share of profits Relief Therapeutics should be entitled to receive based upon its reduced participation in the project. Relief Therapeutics has advised us that it desires to receive the originally-agreed share of profit despite not having funded the project and despite the non-replicable nature of the formulation data provided by Relief Therapeutics to NRx.

Cardinal Health Distribution Agreement

We have entered into an Exclusive Distribution Agreement with Cardinal Health 105, Inc. (“Cardinal Health”), with an effective date of September 25, 2020 (the “CHDA”). Under the CHDA, we appointed Cardinal Health as the exclusive third-party logistics distribution agent, and as an authorized distributor, of certain NRx’s products (the “Products”) in the United States and its territories, possessions and commonwealths.

The Services

Under the CHDA, Cardinal Health will provide services to us including, without limitation, storage, distribution, returns, customer support, financial support, EDI and system access support (the “CHDA Services”). The CHDA Services are to be provided by Cardinal Health as set forth in one of two operating model guidelines: the Traditional Third-Party Logistics (“3PL”) Operating Guidelines (“OPG”), or the Title Model Operating Guidelines (“TMOPG”). Both the OPG and the TMOPG are attached to and incorporated by reference into the CHDA. NRx and Cardinal Health have not yet decided which of these two operating model guidelines will govern the delivery of the CHDA Services; that decision will be made closer to approval by the FDA of our first commercial product.

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The OPG:

●	Identify written policies and procedures to be followed in delivering the CHDA Services;

●	Identify the deliverables from each Party required under the CHDA;

●	Define the roles and responsibilities of each Party and key personnel;

●	Define the reports and data required; and

●	Set the baseline for the OPG program for delivery of the CHDA Services, and manage future changes to the operating model.

Under the OPG, Cardinal Health will accept the Products from us on consignment, with the Products being transported by us or its shipping agent to Cardinal Health’s secured access 3PL warehousing facilities. Cardinal Health has established standard operating procedures for managing all activities at its warehousing facilities, which are approved and controlled by Cardinal Health’s centralized distribution management system. All Cardinal Health warehouse personnel are trained under documented programs that are compliant with applicable federal and state laws and regulations and with cGMP. Our Products are warehoused by Cardinal Health under controlled temperature conditions, with any temperature excursions lasting more than one hour being reported within two (2) business days from the discovery of the excursion. The Products are picked from inventory in Cardinal Health’s warehouse on a “First-to-Expire, First-Out” basis.

Pricing and conditions of sale are set by us, which also publishes price lists for the Products to be sold to its customers. Cardinal Health sends invoices via email to customers on the day of shipment, or by mail on the morning following shipment, of the Products. Customers then remit payment to our bank lockbox via EFT, ACH or wire transfer, and NRx’s bank then forwards information regarding payments to Cardinal Health which then reconciles and applies cash receipts to the accounts receivable.

Most of the logistical provisions in the TMOPG are identical to those of the OPG. The primary material difference between the TMOPG and the OPG is that under the TMOPG, title to and ownership of the Products pass from NRx to Cardinal Health upon purchase of the Products by Cardinal Health from NRx or its manufacturing agent. Cardinal Health handles all sales, shipment/distribution, customer service and AR activities in the same way as outlined for the OPG model, except that Cardinal Health maintains a bank lockbox for receipt of payments of invoices by customers, rather than that lockbox being maintained by NRx.

Pricing and Payment; Forecast and Price List

As compensation for the CHDA Services delivered by Cardinal Health, we are responsible for paying the fees set forth in the CHDA. The fees schedule is confidential to Cardinal Health and cannot be disclosed without permission from Cardinal Health. Fees are subject to adjustment not more than once per contract year (after the first contract year) by 3%, or if Cardinal Health can reasonably demonstrate a material increase in the cost of providing the CHDA Services.

Under the CHDA, we are responsible for providing a forecast of volume of the Products to be handled by Cardinal Health. Any variances from the forecast, and any adjustments that may therefore be needed to the forecast going forward, are handled through good-faith negotiation by the parties. We are also responsible for providing to Cardinal Health a Product price list, setting prices to be charged to customers for the Products sold by or distributed by Cardinal Health. Any change to be implemented in pricing for the Products must be communicated by us to Cardinal Health at least 72 hours prior to the effective date of such price change.

Term and Termination

The CHDA has an initial term of three (3) years following first shipment of an FDA-approved Product to a commercial customer (the “Initial Term”), and automatically renews for additional terms of one (1) year (each, a “Renewal Term”), unless the CHDA is earlier terminated during either the Initial Term or any Renewal Term by a written notice of termination given by either party to the other at least 90 days prior to the end of the Initial Term or any Renewal Term. The CHDA also can be immediately terminated by either party if: (1) the other party files for bankruptcy protection or enters into receivership or trusteeship, and if a bankruptcy or insolvency order is entered

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such order is not discharged within 30 days; or (2) the other party materially breaches any provision of the CHDA and such breach is not cured within 30 days of receiving notice of breach from the non-breaching party, except that Cardinal Health may terminate the CHDA if NRx fails to timely pay invoices from Cardinal Health within 15 days of having received written notice of non-payment from Cardinal Health. Following termination for any reason, each party’s rights and obligations that accrued prior to the date of termination shall survive the termination, and all Products warehoused at Cardinal Health’s 3PL facility/ies will be returned to NRx or its designee.

TFF Feasibility Agreement

We have entered into a Feasibility Study and Material Transfer Agreement with TFF Pharmaceuticals, Inc. (“TFF”), with an effective date of January 6, 2021 (the “TFF Agreement”). TFF is a licensee of certain intellectual property relating to a process called “Thin Film Freezing”, which is designed to improve the solubility of poorly water-soluble drugs by generating dry powder particles with properties targeted for inhalation delivery.

The Feasibility Study

The TFF Agreement provides the framework for a feasibility study of the applicability of TFF’s thin film freezing drug product manufacturing technology (the “TFF Technology”) to the production of aviptadil for inhalation for NRx. We will provide its proprietary ZYESAMI compound(s) to TFF, and TFF will use the compounds to determine whether or not the TFF Technology is suitable to produce a storage-stable inhalable dosage form of ZYESAMI for use in an ongoing NRx clinical trial examining the effectiveness of inhaled ZYESAMI for the treatment of severe COVID-19 in human patients, with the potential for subsequent production of such dosage forms on a commercial scale.

Under the TFF Agreement, the feasibility study is being managed by TFF but the research and development work is to be performed at the University of Texas at Austin, pursuant to a sub-contract between TFF and the University of Texas at Austin.

The Statement of Work

The TFF Agreement references a Statement of Work (“SOW”), which is intended to provide complete details and protocols, as well as a budget plan, for TFF to conduct the feasibility study. As of August 30, 2021, no SOW has been finalized and signed by the parties. However, TFF has elected to proceed with the feasibility study without compensation by us.

Ownership of Results

Under the TFF Agreement, we own all right, title and interest in and to all results, inventions, discoveries, innovations and know-how that is an extension of or improvement to NRx’s Background IPR (as defined below) or that otherwise relates to the ZYESAMI compounds. In a similar fashion, TFF owns all right, title and interest in and to all results, inventions, discoveries, innovations and know-how that is an extension of or improvement to TFF’s Background IPR or that otherwise relates to the TFF Technology. As used in the TFF Agreement, “Background IPR” means any intellectual property rights and know-how owned or controlled by a party prior to entering into the TFF Agreement or generated by a party independently of the feasibility study. Each party retains its exclusive rights to patent the Background IPR and any new intellectual property that it owns as a result of the feasibility study, and the parties have agreed to work cooperatively and in good faith to secure intellectual property rights to any new intellectual property rights that are generated by both of them jointly (“Joint IPR”), with NRx being responsible for the filing, prosecution, maintenance and defense of such Joint IPR. Should either party decline to participate in or continue to support such filing, prosecution, maintenance and/or defense of any Joint IPR, that party is required to promptly execute or cause to be executed all documents necessary to assign such Joint IPR to the other party.

Term and Termination

The TFF Agreement remains in force until the earlier to occur of the completion of the feasibility study and one (1) year from the effective date of the TFF Agreement, which is January 6, 2022. The TFF Agreement can be earlier

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terminated by either party for breach by the other party (after expiration of a 30-day cure period), or without cause by either party with 30 days’ written notice to the other party.

Nephron Master Services Agreement

We have entered into a Master Services Agreement with Nephron SC, Inc., and Nephron Pharmaceuticals Corporation, a subsidiary of Nephron, Inc. (collectively, the “Supplier”) with an effective date of August 25, 2020 (the “Nephron Agreement”). The Nephron Agreement was subsequently amended on September 2, 2020, November 5, 2020 and February 8, 2021.

Under the Nephron Agreement, the Supplier is NRx primary U.S. based supplier of ZYESAMI in forms suitable for both injection and inhalation. We will be responsible for sourcing and providing the Supplier with the active pharmaceutical ingredient (VIP) for ZYESAMI, other raw materials and the labeling information necessary for the Supplier to manufacture and supply ZYESAMI to us. The Supplier is responsible for providing excipients (inactive ingredients), components, packaging and other materials necessary to manufacture and deliver ZYESAMI in accordance with the purchase orders placed by us.

The Supplier will be required to manufacture ZYESAMI in accordance with cGMP, NRx’s specifications and the requirements of the Nephron Agreement, which includes stringent quality assessments, inspection, testing, storage and record keeping provisions. The quality systems, processes and technical controls related to the quality assurance requirements for the manufacture and supply of ZYESAMI have been further detailed in a separate quality agreement between the parties. We have the right to inspect and audit the Supplier’s facilities from time to time.

The Nephron Agreement has an initial term of five (5) years from the date of the first commercial shipment to NRx, which may be extended by successive annual one (1) year renewals. Either party may terminate the Nephron Agreement prior to the expiration of the term in the event of a material breach by, or bankruptcy of, the other party, subject to applicable cure periods. In addition, we have the right to terminate by giving notice to the Supplier if certain events occur, including the issuance by the FDA of a “Warning Letter” to the Supplier with respect to any facility used to manufacture, test, validate, label, package or store ZYESAMI or the receipt by us of an excessive number of documented customer complaints related to ZYESAMI quality.

During the term and for one (1) year thereafter, the Supplier may not develop, manufacture, supply, distribute or market ZYESAMI or its bioequivalent for or on behalf of itself or any third party, unless it acquires certain rights from NRx.

Government Regulation and Product Approval

Government authorities in the United States and in other countries, at the federal, state and local level, extensively regulate, among other things, the research, development, testing, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export, pricing, and government contracting related to pharmaceutical products such as those we are developing. The processes for obtaining marketing approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

United States Government Regulation

In the United States, the FDA regulates drugs under the FFDCA and its implementing regulations. The process of obtaining marketing approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions or other actions, such as the FDA’s delay in review of or refusal to approve a pending NDA, withdrawal of an approval, imposition of a clinical hold or study termination, issuance of Warning Letters or Untitled Letters, mandated modifications to promotional materials or issuance of corrective information, requests for product recalls, consent decrees, corporate

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integrity agreements, deferred prosecution agreements, product seizures or detentions, refusal to allow product import or export, total or partial suspension of or restriction of or imposition of other requirements relating to production or distribution, injunctions, fines, debarment from government contracts and refusal of future orders under existing contracts, exclusion from participation in federal and state healthcare programs, FDA debarment, restitution, disgorgement or civil or criminal penalties, including fines and imprisonment.

The process required by the FDA before a new drug may be marketed in the United States generally involves the following:

●	completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice regulations;

●	submission to the FDA of an IND application which must become effective before human clinical trials may begin;

●	approval by local or central IRBs who are charged with protecting safety of research subjects before each clinical trial may be initiated;

●	performance of human studies that meet the legal standard of “adequate and well-controlled clinical trials”, in accordance with GCP and other regulations in order to establish the safety and efficacy of the proposed drug product for each indication;

●	submission to the FDA of an NDA

●	satisfactory completion of an FDA advisory committee review, if applicable;

●	satisfactory completion of an FDA inspection of selected clinical trial sites to determine GCP compliance.

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP regulations and to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

●	FDA review and approval of the NDA.

Additionally, if a drug is considered a controlled substance, prior to the commencement of marketing, the DEA must also determine the controlled substance schedule, taking into account the recommendation of the FDA.

Preclinical Studies and IND Submission

Preclinical studies include laboratory evaluation of product chemistry, pharmacology, toxicity and formulation, as well as animal studies to assess potential safety and efficacy. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data and any available clinical data or literature, among other things, to the FDA as part of an IND. Some preclinical testing may continue even after the IND is submitted. Once the IND is submitted, the sponsor must wait 30 calendar days before initiating any clinical trials. During this time, among other things, the FDA has an opportunity to review the IND for safety to assure that research subjects will not be subjected to unreasonable risk. The FDA may raise concerns or questions related to one or more proposed clinical trials and place the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Implications for NRX-100/101

We have filed INDs and FDA has accepted INDs 134025 and 129194 for NRX-100 and NRX-101 respectively. The FDA has advised us that no further preclinical studies are needed for submission of an NDA for NRX-100. The FDA has advised us and we have agreed that a genotoxicity study and a non-clinical maternal/fetal study for potential fetal effects are required prior to filing of an NDA. We intend to complete those studies in 2021. The FDA guidance exempts drugs used for less than 12 weeks for carcinogenicity studies. We intend to seek the FDA’s written exemption from carcinogenicity studies on the grounds that treatment with NRX-101 is expected to last less than 12 weeks.

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Implications for ZYESAMI

It is well known that the FDA is uniquely rigorous in its safety requirements for pulmonary drugs because of the extraordinary vulnerability of the cells that line the lung to potential injury. An extensive body of nonclinical studies was amassed by Mondo Biotech, the predecessor of Relief Therapeutics (“Mondo”), and Biogen, Inc. (“Biogen”) between 2005 and 2011, which resulted in the filing of an Investigational Medicinal Products Dossier (“IMPD”) with both the FDA and European regulatory authorities. Mondo conducted four regulatory meetings with the FDA and agreed on an extensive package of both acute and chronic toxicity, clinical pharmacology, and pharmacokinetic studies that would be required prior to human studies of aviptadil in the US. Although Biogen never entered the U.S. market because of its decision to focus on other therapeutic areas, all requested studies were completed to the FDA’s specifications by GLP-compliant contract research organizations. We have obtained the FDA’s written communication that all required nonclinical safety studies related to ZYESAMI (aviptadil) have been submitted to the FDA and reviewed. No further nonclinical studies are required or anticipated prior to filing of the NDA for ZYESAMI.

Clinical Trials

Clinical trials involve the administration of the IND to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial, and review and approval by an IRB. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the trial procedures, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated, and a statistical analysis plan. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, a central or local IRB at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must continue to oversee the clinical trial, including any changes, while it is being conducted. Information about certain clinical trials, including a description of the study and study results, must be submitted within specific timeframes to the NIH for public dissemination on their clinicaltrials.gov website.

Human clinical trials are typically conducted in three sequential Phases, which may overlap or be combined. In Phase 1, the drug is initially introduced into healthy human subjects or subjects with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness. In Phase 2, the drug typically is administered through well-controlled studies to a limited subject population with the target disease or condition to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. In Phase 3, the drug is administered to an expanded subject population, generally at geographically dispersed clinical trial sites, in two adequate and well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labeling of the product.

The manufacture of investigational drugs for the conduct of human clinical trials is subject to cGMP requirements. Investigational drugs and active pharmaceutical ingredients imported into the United States are also subject to regulation by the FDA relating to their labeling and distribution. Further, the export of investigational drug products outside of the United States is subject to regulatory requirements of the receiving country as well as United States export requirements under the FFDCA.

Progress reports and other summary information detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if certain Serious Adverse Events occur or other significant safety information is found. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk or the trial is not being conducted in accordance with the applicable regulatory requirements or the protocol. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to subjects. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group regularly reviews accumulated data and advises the study sponsor regarding the continuing safety of trial subjects, potential trial subjects, and the continuing validity and scientific merit of the clinical trial. We may also suspend or terminate a clinical trial based on evolving business objectives and/or competitive climate.

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Implications for NRX-100/101

In the case of NRX-100/101, the FDA has agreed with us in writing that the investigational product meets the standards for a 505.b.2 (commonly called drug-repurposing) pathway, whereby the extensive safety literature regarding the individual components of NRX-101 may be cited in lieu of repeating various preclinical and Phase I clinical studies.

Because of examples in recent years where sponsors have received Complete Response Letters based on lack of agreement with the FDA regarding the research path required for NDA submission, we worked collaboratively with the FDA for one (1) year in order to negotiate a Special Protocol Agreement (“SPA”) that would govern the development of NRX-101 and would define the Phase 3 trial required for drug approval, should the clinical trial be successful. This SPA was issued to us in April 2018 and defines the single clinical trial required for approval of NRX-101 for treatment of bipolar depression with acute suicidal ideation or behavior.

Implications for ZYESAMI

In the case of ZYESAMI, the path to drug approval is based on 505.b.1. Moreover, the FDA awarded Orphan Drug Status to the State University of New York at Stony Brook for the use of RLF-100, a prior formulation of ZYESAMI, in ARDS in 2001. However, COVID-19 is not considered a rare disease and the FDA has advised us that any potential benefits afforded to aviptadil based on an orphan drug designation would not apply to its use for the treatment of COVID-19. See “Risk Factors - Risks Related to Our Business and Industry - We do not anticipate obtaining orphan drug protection for the treatment of COVID-19.”

Marketing Approval

Assuming successful completion of the required clinical testing, the results of the preclinical and clinical studies, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. In most cases, the submission of an NDA is subject to a substantial application user fee. These user fees must be filed at the time of the first submission of the application, even if the application is being submitted on a rolling basis. A waiver from the application user fee may be sought by an applicant. One basis for a waiver of the application user fee is if the applicant employs fewer than 500 employees, including employees of affiliates, the applicant does not have a drug product that has been approved under a human drug application and introduced or delivered for introduction into interstate commerce, and the applicant, including its affiliates, is submitting its first human drug application. Under the Prescription Drug User Fee Act (“PDUFA”) guidelines that are currently in effect, the FDA has agreed to certain performance goals regarding the timing of its review of an application. The FDA aims to review 90% of all standard review applications within ten months of acceptance for filing and six months of acceptance for filing for priority review applications.

In addition, under the Pediatric Research Equity Act an NDA or supplement to an NDA for a new active ingredient, indication, dosage form, dosage regimen or route of administration must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements.

The FDA may also require submission of a REMS either during the application process or after the approval of the drug to ensure the benefits of the drug outweigh the risks. The REMS plan could include medication guides, physician communication plans, assessment plans, and elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools.

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The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity.

Under the FFDCA, before approving a drug for which no active ingredient (including any ester or salt of active ingredients) has previously been approved by the FDA, the FDA must either refer that drug to an external advisory committee or provide in an action letter, a summary of the reasons why the FDA did not refer the drug to an advisory committee. The external advisory committee review may also be required for other drugs because of certain other issues, including clinical trial design, safety and effectiveness, and public health questions. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications by the manufacturer and all of its subcontractors and contract manufacturers. Additionally, before approving an NDA, the FDA will inspect one or more clinical trial sites to assure compliance with GCP regulations.

The testing and approval process for a NDA requires substantial time, effort and financial resources, and each may take several years to complete. Data obtained from preclinical and clinical testing are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent marketing approval. The FDA may not grant approval of an NDA on a timely basis, or at all.

After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA and may require additional clinical or preclinical testing, or other information, in order for FDA to reconsider the application. The FDA has a review goal of completing its review of 90% of resubmissions within two or six months after receipt, depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA may issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

Even if the FDA approves a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, including a black boxed warning, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms under a REMS which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, certain circumstances may require FDA notification, review, or approval, as well as further testing. These may include some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, or new safety information.

Special FDA Expedited Review and Approval Programs

The FDA has various programs, including Fast Track designation, accelerated approval, priority review and Breakthrough Therapy (as defined below) designation, that are intended to expedite or simplify the process for the

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development and FDA review of drugs that are intended for the treatment of serious or life threatening diseases or conditions, and demonstrate the potential to address unmet medical needs or present a significant improvement over existing therapy. The purpose of these programs is to provide important new drugs to patients earlier than under standard FDA review procedures.

To be eligible for a Fast Track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if the product will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy, safety, or public health factors. If Fast Track designation is obtained, drug sponsors may be eligible for more frequent development meetings and correspondence with the FDA. In addition, the FDA may initiate review of sections of an NDA before the application is complete. This “rolling review” is available if the applicant provides and the FDA approves a schedule for the remaining information.

In some cases, a Fast Track product may be eligible for accelerated approval or priority review.

The FDA may give a priority review designation to drugs that are intended to treat serious conditions and provide significant improvements in the safety or effectiveness of the treatment, diagnosis, or prevention of serious conditions. A priority review means that the goal for the FDA is to review an application in six months, rather than the standard review of ten months under current PDUFA guidelines. These six and ten month review periods are measured from the “filing” date rather than the receipt date for NDAs, which typically adds approximately two months to the timeline for review and decision from the date of submission. Products that are eligible for Fast Track designation may also be considered appropriate to receive a priority review.

In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses or conditions and that fill an unmet medical need may be eligible for accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a drug receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoints, and the drug may be subject to accelerated withdrawal procedures.

Moreover, under the provisions of the new Food and Drug Administration Safety and Innovation Act enacted in 2012, a sponsor can request designation of a product candidate as a “Breakthrough Therapy.” A Breakthrough Therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs designated as Breakthrough Therapies are eligible for the Fast Track designation features as described above, intensive guidance on an efficient drug development program beginning as early as Phase 1 trials, and a commitment from the FDA to involve senior managers and experienced review staff in a proactive collaborative, cross-disciplinary review.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Implications for NRX-101

Subsequent to the issuance of the SPA, in November 2018, the FDA also issued a Breakthrough Therapy designation to NRX-101. Breakthrough Therapy designation is awarded to drugs that have demonstrated preliminary evidence of efficacy for the treatment of a serious medical condition for which there is an unmet medical need.

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Implications for ZYESAMI

The FDA has additionally awarded Fast Track designation to NRx for development of ZYESAMI in the treatment of critical COVID-19 under IND 149152. Fast Track designation is awarded to drugs that have demonstrated preliminary evidence of efficacy for the treatment of a serious medical condition for which there is an unmet medical need.

Post-Approval Requirements

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, manufacturing, periodic reporting, product sampling and distribution, advertising and promotion, and reporting of adverse experiences with the product and drug shortages. After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

The FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies and list drugs manufactured at their facilities with the FDA. These facilities are further subject to periodic announced and unannounced inspections by the FDA and these state agencies for compliance with cGMP and other regulatory requirements. Changes to the manufacturing process are strictly regulated and may require prior approval by the FDA or notification to the FDA before or after being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product becomes available in the market.

Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

●	fines, Warning Letters or Untitled Letters, holds or termination of post-approval clinical trials or FDA debarment;

●	delay or refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;

●	regulatory authority, including the FDA, issued safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings about such products;

●	mandated modifications to promotional material or issuance of corrective information;

●	product seizure or detention, or refusal to permit the import or export of products; or

●	injunctions or the imposition of civil or criminal penalties, including imprisonment, disgorgement and restitution, as well as consent decrees, corporate integrity agreements, deferred prosecution agreements and exclusion from federal healthcare programs.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Although physicians, in the practice of medicine, may prescribe approved drugs for unapproved indications,

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pharmaceutical companies are prohibited from marketing or promoting their drug products for uses outside of the approved indications in the approved prescribing information. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly marketed or promoted off-label uses may be subject to significant liability, including criminal and civil penalties under the FFDCA and False Claims Act, exclusion from participation in federal healthcare programs debarment from government contracts and refusal of future orders under existing contracts, and mandatory compliance programs under corporate integrity agreements or deferred prosecution agreements.

In addition, the distribution of prescription pharmaceutical products, including samples, is subject to the Prescription Drug Marketing Act (“PDMA”), which, among other things, regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

Moreover, the recently enacted Drug Quality and Security Act, imposes new obligations on manufacturers of pharmaceutical products related to product tracking and tracing. Among the requirements of this new legislation, manufacturers will be required to provide certain information regarding drug products to individuals and entities to which product ownership is transferred, label drug products with a product identifier, and keep certain records regarding drug products. The transfer of information to subsequent product owners by manufacturers will eventually be required to be done electronically. Manufacturers will also be required to verify that purchasers of the manufacturers’ products are appropriately licensed. Further, under this new legislation, manufactures will have drug product investigation, quarantine, disposition, and FDA and trading partner notification responsibilities related to counterfeit, diverted, stolen, and intentionally adulterated products such that they would result in serious adverse health consequences or death, as well as products that are the subject of fraudulent transactions or which are otherwise unfit for distribution such that they would be reasonably likely to result in serious health consequences or death.

Regulation under the Drug Enforcement Administration

We are required to evaluate the abuse potential of our product candidates. If any of our product candidates are considered controlled substances, we will need to comply with additional regulatory requirements. NRX-100 (ketamine) is a controlled substance with high abuse potential. Both of the components of NRX-101 are approved drugs (DCS and lurasidone) and neither is a controlled substance. We have completed abuse liability studies for DCS and identified no abuse potential. ZYESAMI is not a CNS-active drug so evaluation of abuse potential is not relevant.

Certain drug products may be regulated as “controlled substances” as defined in the Controlled Substances Act of 1970 and the DEA’s implementing regulations. The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. Schedule I substances by definition have no established medicinal use, and may not be marketed or sold in the United States. A pharmaceutical product may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest risk of abuse and Schedule V substances the lowest relative risk of abuse among such substances. FDA provides a recommendation to DEA as to whether a drug should be classified as a controlled substance and the appropriate level of control. If DEA scheduling is required, a drug product may not be marketed until the scheduling process is completed, which could delay the launch of the product.

Depending on the Schedule, drug products may be subject to registration, security, recordkeeping, reporting, storage, distribution, importation, exportation, inventory, quota and other requirements administered by the DEA, which are directly applicable to product applicants, contract manufacturers and to distributors, prescribers and dispensers of controlled substances. The DEA regulates the handling of controlled substances through a closed chain of distribution. This control extends to the equipment and raw materials used in their manufacture and packaging in order to prevent loss and diversion into illicit channels of commerce.

Annual registration is required for any facility that manufactures, distributes, dispenses, imports or exports any controlled substance. The registration is specific to the particular location, activity and controlled substance schedule. For example, separate registrations are needed for import and manufacturing, and each registration will specify which schedules of controlled substances are authorized. Similarly, separate registrations are also required for separate facilities.

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The DEA typically inspects a facility to review its security measures prior to issuing a registration and on a periodic basis. Security requirements vary by controlled substance schedule, with the most stringent requirements applying to Schedule I and Schedule II substances. Records must be maintained for the handling of all controlled substances, and periodic reports may be required to made to the DEA for the distribution of certain controlled substances. Reports must also be made for thefts or significant losses of any controlled substance. To enforce these requirements, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Failure to maintain compliance with applicable requirements, particularly as manifested in loss or diversion, can result in administrative, civil or criminal enforcement. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate administrative proceedings to revoke those registrations. In some circumstances, violations could result in criminal proceedings or consent decrees. Individual states also independently regulate controlled substances.

Federal and State Healthcare related, Fraud and Abuse and Data Privacy and Security Laws and Regulations

In addition to FDA restrictions on marketing of pharmaceutical products, federal and state fraud and abuse, and other laws regulations, and requirements restrict business practices in the biopharmaceutical industry. These laws include anti-kickback and false claims laws and regulations, state and federal transparency laws regarding payments or other items of value provided to health care professionals, as well as data privacy and security laws and regulations and other requirements applicable to the healthcare industry, including pharmaceutical manufacturers. There are also laws, regulations, and requirements applicable to the award and performance of federal contracts and grants.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, formulary managers, and beneficiaries on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are narrowly drawn. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not meet the requirements of a statutory or regulatory exception or safe harbor. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated.

The reach of the Anti-Kickback Statute was also broadened by the Affordable Care Act, which, among other things, amended the intent requirement of the federal Anti-Kickback Statute and certain provisions of the criminal health care fraud statute (discussed below) such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the Affordable Care Act provides that the government may assert that a claim for payment for items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act. Penalties for violation of the Anti-Kickback Statute include criminal fines, imprisonment, civil penalties and damages, exclusion from participation in federal healthcare programs and corporate integrity agreements or deferred prosecution agreements. Conviction or civil judgments are also grounds for debarment from government contracts.

The federal civil False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, including payments under a federal grant. A claim includes “any request or demand” for money or property presented to the United States government. The False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil False Claims Act. Several pharmaceutical and other healthcare companies have been sued under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs

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for the product. Companies have also been sued for causing false claims to be submitted because of the companies’ marketing of products for unapproved, or off-label, uses. In addition, federal health care programs require drug manufacturers to report drug pricing information, which is used to quantify discounts and establish reimbursement rates. Several pharmaceutical and other healthcare companies have been sued for reporting allegedly false pricing information, which caused the manufacturer to understate rebates owed or, when used to determine reimbursement rates, caused overpayment to providers. Violations of the civil False Claims Act may result in civil penalties and damages as well as exclusion from federal healthcare programs and corporate integrity agreements or deferred prosecution agreements. The government may further prosecute conduct constituting a false claim under the criminal False Claims Act. The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious, or fraudulent and, unlike the civil False Claims Act, requires proof of intent to submit a false claim. Violations of the criminal False Claims Act can result in criminal fines and/or imprisonment, as well as exclusion from participation in federal healthcare programs. Conviction or civil judgments and other conduct are also grounds for debarment from government contracts and grants.

HIPAA also created federal criminal statutes that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payers, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. As discussed above, the Affordable Care Act amended the intent standard for certain of HIPAA’s healthcare fraud provisions such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations of HIPAA’s fraud and abuse provisions may result in fines or imprisonment, as well as exclusion from participation in federal healthcare programs, depending on the conduct in question. Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

The civil monetary penalties statute imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

The Veterans Health Care Act requires manufacturers of covered drugs to offer them for sale on the Federal Supply Schedule, which requires compliance with applicable federal procurement laws and regulations and subjects us to contractual remedies as well as administrative, civil and criminal sanctions.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians and other health care providers. The Affordable Care Act created new federal requirements for reporting, by applicable manufacturers of covered drugs, payments and other transfers of value to physicians and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members. Certain states also require implementation of commercial compliance programs and compliance with the pharmaceutical industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government, or otherwise restrict payments or the provision of other items of value that may be made to healthcare providers and other potential referral sources; impose restrictions on marketing practices; and/or require drug manufacturers to track and report information related to payments, gifts and other items of value to physicians and other healthcare providers.

We may also be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by HITECH and its implementing regulations, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. Penalties for violating HIPAA include civil penalties, criminal penalties and imprisonment. Among other things, HITECH, through its implementing regulations, makes HIPAA’s privacy and security standards directly applicable to “business associates,” defined as a person or organization, other than a member of a covered entity’s workforce, that creates, receives, maintains or transmits protected health information on behalf of a covered entity for a function or activity regulated by HIPAA. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys

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general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

In addition, other federal and state laws govern the privacy and security of health and other information in certain circumstances, many of which differ from each other in significant ways and may not have the same requirements, thus complicating compliance efforts.

To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

Coverage and Reimbursement

The commercial success of our product candidates and our ability to commercialize any approved product candidates successfully will depend in part on the extent to which governmental authorities, private health insurers and other third-party payers provide coverage for and establish adequate reimbursement levels for our therapeutic product candidates. In the United States, the European Union and other potentially significant markets for our product candidates, government authorities and third-party payers are increasingly imposing additional requirements and restrictions on coverage, attempting to limit reimbursement levels or regulate the price of drugs and other medical products and services, particularly for new and innovative products and therapies, which often has resulted in average selling prices lower than they would otherwise be. For example, in the United States, federal and state governments reimburse covered prescription drugs at varying rates generally below average wholesale price. Federal programs also impose price controls through mandatory ceiling prices on purchases by federal agencies and federally funded hospitals and clinics and mandatory rebates on retail pharmacy prescriptions paid by Medicaid and Tricare. These restrictions and limitations influence the purchase of healthcare services and products. Legislative proposals to reform healthcare or reduce costs under government programs may result in lower reimbursement for our product candidates or exclusion of our product candidates from coverage. Moreover, the Medicare and Medicaid programs increasingly are used as models for how private payers and other governmental payers develop their coverage and reimbursement policies.

In addition, the increased emphasis on managed healthcare in the United States and on country and regional pricing and reimbursement controls in the European Union will put additional pressure on product pricing, reimbursement and utilization, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, competition within therapeutic classes, availability of generic equivalents, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, coverage and reimbursement policies and pricing in general. The cost containment measures that healthcare payers and providers are instituting and any healthcare reform implemented in the future could significantly reduce our revenues from the sale of any approved product candidates. We cannot provide any assurances that we will be able to obtain and maintain third-party coverage or adequate reimbursement for our product candidates in whole or in part.

Impact of Healthcare Reform on Coverage, Reimbursement, and Pricing

The Medicare Modernization Act imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription, pharmacy drugs pursuant to federal regulations. Part D plans include both standalone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. In general, Part D prescription drug plan sponsors have flexibility regarding coverage of Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class, with certain exceptions. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for any products for which we receive marketing approval. However, any negotiated prices for our future products covered by a Part D prescription drug

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plan will likely be discounted, thereby lowering the net price realized on our sales to pharmacies. Moreover, while the Medicare Modernization Act applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from Medicare Part D may result in a similar reduction in payments from non-governmental payers.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the NIH, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payers, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third-party payers do not consider our product candidates to be cost-effective compared to other available therapies, they may not cover our product candidates, once approved, as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The United States and some foreign jurisdictions are considering enacting or have enacted a number of additional legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives, including, most recently, the Affordable Care Act, which became law in March 2010 and substantially changes the way healthcare is financed by both governmental and private insurers. Among other cost containment measures, the Affordable Care Act establishes an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents; a new Medicare Part D coverage gap discount program; expansion of Medicaid benefits and a new formula that increases the rebates a manufacturer must pay under the Medicaid Drug Rebate Program; and expansion of the 340B drug discount program that mandates discounts to certain hospitals, community centers and other qualifying providers. In the future, there may continue to be additional proposals relating to the reform of the United States healthcare system, some of which could further limit the prices we are able to charge or the amounts of reimbursement available for our product candidates once they are approved.

The Foreign Corrupt Practices Act

The FCPA prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring us to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Activities that violate the FCPA, even if they occur wholly outside the United States, can result in criminal and civil fines, imprisonment, disgorgement, oversight, and debarment from government contracts.

Exclusivity and Approval of Competing Products

Hatch-Waxman Patent Exclusivity

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent with claims that cover the applicant’s product or a method of using the product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application (“ANDA”) or 505(b)(2) NDA. Generally, an ANDA provides for marketing of a drug product that has the same active

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ingredients in the same strengths, dosage form and route of administration as the listed drug and has been shown to be bioequivalent through in vitro or in vivo testing or otherwise to the listed drug. ANDA applicants are not required to conduct or submit results of preclinical or clinical tests to prove the safety or effectiveness of their drug product, other than the requirement for bioequivalence testing. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug, and can often be substituted by pharmacists under prescriptions written for the reference listed drug. 505(b)(2) NDAs generally are submitted for changes to a previously approved drug product, such as a new dosage form or indication.

The ANDA or 505(b)(2) NDA applicant is required to provide a certification to the FDA in the product application concerning any patents listed for the approved product in the FDA’s Orange Book, except for patents covering methods of use for which the applicant is not seeking approval. Specifically, the applicant must certify with respect to each patent that:

●	the required patent information has not been filed;

●	the listed patent has expired;

●	the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or

●	the listed patent is invalid, unenforceable, or will not be infringed by the new product.

Generally, the ANDA or 505(b)(2) NDA cannot be approved until all listed patents have expired, except when the ANDA or 505(b)(2) NDA applicant challenges a listed patent or if the listed patent is a patented method of use for which approval is not being sought. A certification that the proposed product will not infringe the already approved product’s listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification. We may seek Paragraph IV Certification for our product candidates. If the applicant does not challenge the listed patents or does not indicate that it is not seeking approval of a patented method of use, the ANDA or 505(b)(2) NDA application will not be approved until all the listed patents claiming the referenced product have expired.

If the ANDA or 505(b)(2) NDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the application has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of notice of the Paragraph IV certification automatically prevents the FDA from approving the ANDA or 505(b)(2) NDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, a decision in the infringement case that is favorable to the ANDA applicant or other period determined by a court.

Hatch-Waxman Non-Patent Exclusivity

Market and data exclusivity provisions under the FFDCA also can delay the submission or the approval of certain applications for competing products. The FFDCA provides a five-year period of non-patent data exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity.

A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the therapeutic activity of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company that contains the previously approved active moiety. However, an ANDA or 505(b)(2) NDA may be submitted after four (4) years if it contains a certification of patent invalidity or non-infringement.

The FFDCA also provides three (3) years of marketing exclusivity for an NDA, 505(b)(2) NDA, or supplement to an existing NDA or 505(b)(2) NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant, are deemed by the FDA to be essential to the approval of the application or supplement. Three-year exclusivity may be awarded for changes to a previously approved drug product, such as new indications, dosages, strengths or dosage forms of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and, as a general matter, does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for generic versions of the original, unmodified drug product. Five-year

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and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric Exclusivity

Pediatric exclusivity is another type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity, including the non-patent exclusivity period described above. This six-month exclusivity may be granted if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or Orange Book listed patent protection cover the drug are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve an ANDA or 505(b)(2) application owing to regulatory exclusivity or listed patents.

Orphan Drug Designation and Exclusivity

The Orphan Drug Act provides incentives for the development of drugs intended to treat rare diseases or conditions, which generally are diseases or conditions affecting less than 200,000 individuals annually in the United States, or affecting more than 200,000 in the United States and for which there is no reasonable expectation that the cost of developing and making the drug available in the United States will be recovered from United States sales.

Additionally, sponsors must present a plausible hypothesis for clinical superiority to obtain orphan drug designation if there is a drug already approved by the FDA that is intended for the same indication and that is considered by the FDA to be the same drug as the already approved drug. This hypothesis must be demonstrated to obtain orphan drug exclusivity. Orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical study costs, tax advantages, and user-fee waivers. In addition, if a product receives FDA approval for the indication for which it has orphan drug designation, the product is generally entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven (7) years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity. See “Risk Factors - Risks Related to Our Business and Industry-We do not anticipate maintaining orphan drug protection for the treatment of COVID-19.”

Foreign Regulation

In order to market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our products. For example, in the European Union, we must obtain authorization of a clinical trial application in each member state in which we intend to conduct a clinical trial. Whether or not we obtain FDA approval for a product, we would need to obtain the necessary approvals by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others.

European Union Drug Approval Process

To obtain marketing authorization of a drug in the European Union, we may submit MAAs either under the so-called centralized or national authorization procedures.

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Centralized procedure

The centralized procedure provides for the grant of a single marketing authorization following a favorable opinion by the EMA that is valid in all European Union member states, as well as Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for medicines produced by specified biotechnological processes, products designated as orphan medicinal products, and products with a new active substance indicated for the treatment of specified diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases and other immune dysfunctions. The centralized procedure is optional for products that represent a significant therapeutic, scientific or technical innovation, or whose authorization would be in the interest of public health. Under the centralized procedure the maximum timeframe for the evaluation of an MAA by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the Committee of Medicinal Products for Human Use (the “CHMP”). Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of an MAA under the accelerated assessment procedure is of 150 days, excluding stop-clocks.

National authorization procedures

There are also two other possible routes to authorize medicinal products in several European Union countries, which are available for investigational medicinal products that fall outside the scope of the centralized procedure:

●	Decentralized procedure. Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one European Union country of medicinal products that have not yet been authorized in any European Union country and that do not fall within the mandatory scope of the centralized procedure.

●	Mutual recognition procedure. In the mutual recognition procedure, a medicine is first authorized in one European Union Member State, in accordance with the national procedures of that country. Following this, further marketing authorizations can be sought from other European Union countries in a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization.

In the European Union, new products authorized for marketing (i.e., reference products) qualify for eight (8) years of data exclusivity and an additional two (2) years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic applicants from relying on the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic marketing authorization in the European Union during a period of eight (8) years from the data on which the reference product was first authorized in the European Union. The market exclusivity period prevents a successful generic applicant from commercializing its product in the European Union until ten (10) years have elapsed from the initial authorization of the reference product in the European Union. The ten-year market exclusivity period can be extended to a maximum of eleven (11) years if, during the first eight (8) years of those ten (10) years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

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